Filed Pursuant to Rule 424(b)(3)

Registration No. 333-252302

PROSPECTUS SUPPLEMENT NO. 1

(to prospectus dated June 7, 2021)

ARKO Corp.

Up to 99,251,253 Shares of Common Stock

Up to 1,100,000 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 4,000,000 Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated June 7, 2021 (the “Prospectus”), with the information contained in (i) our Current Report on Form 8-K, which we filed with the Securities and Exchange Commission (“SEC”) on June 10, 2021 and (ii) our Current Report on Form 8-K, which we filed with the SEC on June 24, 2021 (together, the “Current Reports”). Accordingly, we have attached the Current Reports to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of up to 1,100,000 shares of our common stock, $0.0001 par value per share (“common stock”), issuable upon exercise of the New Ares Warrants (as defined in the Prospectus), for which we will receive the proceeds from any exercise of any such warrants for cash.

The Prospectus and this prospectus supplement also relate to the resale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to 99,251,253 shares of our common stock, including (i) the 8,333,333 shares of common stock (the “PIPE Shares”) issuable upon conversion of 1,000,000 shares of our Series A convertible preferred stock, par value 0.0001 per share (the “Series A Convertible Preferred Stock”), (ii) 1,100,000 shares of common stock that may be issued upon exercise of the New Ares Warrants, (iii) 533,333 shares of common stock that may be issued upon exercise of certain of our Public Warrants (as defined below) held by certain Selling Securityholders and (iv) 9,000,000 Founder Shares (as defined in the Prospectus) (including 4,200,000 shares of common stock issuable upon the satisfaction of certain conditions contained in the Business Combination Agreement (the “Deferred Shares”)), and 4,000,000 warrants (the “Private Warrants”) originally issued in a private placement in connection with the initial public offering of Haymaker (as defined in the Prospectus).

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock and the Public Warrants are listed on the Nasdaq Capital Market under the symbols “ARKO” and “ARKOW,” respectively. On June 25, 2021, the closing price of our common stock was $9.29, and the closing price for our publicly traded warrants (the “Public Warrants”) was $2.00.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 5 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 28, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 9, 2021

ARKO Corp.

(Exact Name of registrant as specified in its charter)

Delaware	001-39828	85-2784337
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

8565 Magellan Parkway

Suite 400

Richmond, Virginia 23227-1150

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (804) 730-1568

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ARKO	The Nasdaq Stock Market LLC
Warrants, each warrant exercisable for one share of Common Stock at an exercise price of $11.50	ARKOW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.07.	Submission of Matters to a Vote of Security Holders.

ARKO Corp., a Delaware corporation (the “Company”), held its 2021 Annual Meeting of Stockholders on June 9, 2021 (the “Annual Meeting”). The final voting results for the proposals submitted to a vote of the Company’s stockholders at the Annual Meeting are as follows:

Proposal 1: Election of two Class I directors for three-year terms to hold office until the Company’s 2024 Annual Meeting of Stockholders or until their respective successors are elected and qualified:

Director	Votes For	Votes Withheld	Broker Non-Votes
Arie Kotler	95,864,819	6,267,871	2,578,734
Michael J. Gade	98,789,129	3,343,561	2,578,734

Proposal 2: Approval of a non-binding advisory resolution approving the compensation of the Company’s named executive officers as disclosed in the Company’s 2021 Proxy Statement for the Annual Meeting:

Votes For	Votes Against	Abstentions	Broker Non-Votes
90,785,589	11,014,809	332,292	2,578,734

Proposal 3: Approval of a non-binding resolution on the frequency of the non-binding advisory resolution approving the compensation of the Company’s named executive officers:

One Year	Two Years	Three Years	Abstentions	Broker Non-Votes
102,096,454	1,179	25,690	9,367	2,578,734

Proposal 4: Ratification of the appointment of Grant Thornton, LLP as the Company’s independent registered public accounting firm for the 2021 fiscal year:

Votes For	Votes Against	Abstentions	Broker Non-Votes
104,399,593	302,928	8,903	—

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARKO CORP.

By:	/s/ Arie Kotler
Name: Arie Kotler
Title: Chairman, President and Chief Executive Officer

Date: June 10, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 24, 2021

ARKO Corp.

(Exact Name of registrant as specified in its charter)

Delaware	001-39828	85-2784337
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

8565 Magellan Parkway

Suite 400

Richmond, Virginia 23227-1150

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (804) 730-1568

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ARKO	The Nasdaq Stock Market LLC
Warrants, each warrant exercisable for one share of Common Stock at an exercise price of $11.50	ARKOW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 24, 2021 (the “Closing Date”), GPM Investments, LLC, a Delaware limited liability company (“GPM”), a wholly owned subsidiary of ARKO Corp., a Delaware corporation (the “Company”), entered into (i) a Second Amended, Restated and Consolidated Credit Agreement, by and among GPM, certain of its subsidiaries as co-borrowers and M&T Bank (the “M&T Credit Agreement Amendment”) and (ii) a Second Amended and Restated Master Covenant Agreement, by and between GPM and M&T Bank (the “M&T Master Covenant Agreement Amendment” and together with the M&T Credit Agreement Amendment, the “M&T Amendments”).

The M&T Credit Agreement Amendment amended and restated in its entirety that certain Amended and Restated Consolidated Credit Agreement, dated December 21, 2016, as amended, by and among GPM, M&T Bank and the other parties thereto and (i) added a three-year $20.0 million line of credit for purchases of equipment, which line may be borrowed in tranches, as described below, and (ii) increased the aggregate principal amount of real estate loans thereunder to $35.0 million (the “New Term Loan”) from approximately $23.2 million outstanding as of the Closing Date. On the Closing Date, GPM refinanced the entirety of the existing $23.2 million of real estate loans, of which $20.0 million was due to mature in December 2021, using the proceeds from the New Term Loan, which GPM drew in its entirety, resulting in approximately $10.7 million in net proceeds to GPM after paying costs and expenses. On the Closing Date, approximately $2.5 million of outstanding equipment loans from M&T Bank were converted to become a part of the $20.0 million line of credit, of which approximately $17.5 million remained available as of the Closing Date.

Additionally, the real estate loans, which were originally at fixed interest rates ranging from 3.06% to 5.06% were converted to floating rate loans at LIBOR plus 3.00%, and the fixed interest rate on the currently outstanding equipment loan increased from 3.55% to 3.58%. The real estate loan matures in June 2026 and is payable in monthly installments based on a fifteen-year amortization schedule, with the balance of the loan payable at maturity. The M&T Credit Agreement Amendment provides that each additional equipment loan tranche will have a three-year term, payable in level monthly payments of principal plus interest, and will accrue a fixed rate of interest equal to M&T Bank’s three-year cost of funds as of the applicable date of such tranche, plus 3.00%. The real estate loans and equipment loans are both secured by the real property and equipment acquired with the proceeds of such loans. The M&T Credit Agreement Amendment contains customary affirmative and negative covenants, including that the borrowers do not encumber the collateral subject to the applicable loans under the M&T Credit Agreement Amendment.

The M&T Master Covenant Agreement Amendment amended and restated the covenants contained in the Amended and Restated M&T Master Covenant Agreement dated November 5, 2020, as amended, in each case in respect of the loans under the M&T Credit Agreement Amendment.

The foregoing description of the M&T Amendments is only a summary and is qualified in its entirety by reference to the full text of the M&T Credit Agreement Amendment and the M&T Master Covenant Agreement Amendment, which are filed as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Second Amended, Restated and Consolidated Credit Agreement, dated June 24, 2021, by and among GPM Investments, LLC, and the other borrowers party thereto and M&T Bank.

10.2	Second Amended and Restated Master Covenant Agreement, dated June 24, 2021, by and between GPM Investments, LLC and M&T Bank.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARKO CORP.

By:	/s/ Arie Kotler
Name:	Arie Kotler
Title:	Chairman, President and Chief Executive Officer

Date: June 24, 2021

Exhibit 10.1

SECOND AMENDED, RESTATED AND CONSOLIDATED

CREDIT AGREEMENT

Virginia

June 24, 2021

Borrower:

GPM INVESTMENTS, LLC, a limited liability company organized under the laws of Delaware (“GPM”), having its chief executive office at 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227; GPM SOUTHEAST, LLC, a limited liability company organized under the laws of Delaware (“GPM Southeast”), having its chief executive office at 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227; GPM1, LLC, a limited liability company organized under the laws of Delaware (“GPM1”), having its chief executive office at 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227; GPM2, LLC, a limited liability company organized under the laws of Delaware (“GPM2”), having its chief executive office at 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227; GPM3, LLC, a limited liability company organized under the laws of Delaware (“GPM3”), having its chief executive office at 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227; GPM4, LLC, a limited liability company organized under the laws of Delaware (“GPM4”), having its chief executive office at 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227; GPM5, LLC, a limited liability company organized under the laws of Delaware (“GPM5”), having its chief executive office at 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227; GPM6, LLC, a limited liability company organized under the laws of Delaware (“GPM6”), having its chief executive office at 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227; GPM8, LLC, a limited liability company organized under the laws of Delaware (“GPM8”), having its chief executive office at 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227; GPM9, LLC, a limited liability company organized under the laws of Delaware (“GPM9”), having its chief executive office at 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227; GPM RE, LLC, a limited liability company organized under the laws of Delaware (“GPM RE”), having its chief executive office at 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227; VILLAGE PANTRY, LLC, a limited liability company organized under the laws of Indiana (“Village Pantry”), having its chief executive office at 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227; GPM APPLE, LLC, a limited liability company organized under the laws of Delaware (“GPM Apple”), having its chief executive office at 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227; GPM MIDWEST, LLC, a limited liability company organized under the laws of Delaware (“GPM Midwest”), having its chief executive office at 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227; GPM MIDWEST 18, LLC, a limited liability company organized under the laws of Delaware (“GPM Midwest 18”), having its chief executive office at 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227; WOC SOUTHEAST HOLDING CORP., a corporation organized under the laws of Delaware (“WOC Southeast”), having its chief executive office at 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227; NEXT DOOR OPERATIONS, LLC, a limited liability company organized under the laws of Delaware (“Next Door”), having its chief executive office at 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227; COLONIAL PANTRY HOLDINGS, LLC, a limited liability company organized under the laws of Delaware (“Colonial Pantry”), having its chief executive office at 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227; VILLAGE VARIETY STORE OPERATIONS, LLC, a limited liability company organized under the laws of Delaware (“Village Variety”), having its chief executive office at 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227; ADMIRAL PETROLEUM COMPANY, a corporation organized under the laws of Michigan (“Admiral Petroleum”), having its chief executive office at 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227; ADMIRAL PETROLEUM II, LLC, a limited liability company organized under the laws of Delaware (“Admiral Petroleum II”), having its chief executive office at 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227; MOUNTAIN EMPIRE OIL COMPANY, a corporation organized under the laws of Tennessee (“MEOC”), having its chief executive office at 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227; GPM EMPIRE, LLC, a limited liability company organized under the laws of Delaware (“GPM Empire”), having its chief executive office at 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227; and FLORIDA CONVENIENCE STORES, LLC, a limited liability company organized under the laws of Delaware (“Florida Convenience”), having its chief executive office at 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227 (individually and collectively, jointly and severally, whether one or more in number and in any combination).

Bank: M&T	BANK, a New York banking corporation with its chief executive office at One M&T Plaza, Buffalo, NY 14203. Attention: Office of General Counsel.

The Bank and the Borrower agree as follows:

1.	DEFINITIONS.

“Action” shall have the meaning specified in Section 2.f. hereof.

“Approvals” shall mean the names specified in Section 2.b. hereof.

“Ares” shall mean Ares Capital Corporation, as administrative agent and collateral agent under the Ares Credit Agreement.

“Ares Credit Agreement” shall mean that certain Credit Agreement, dated as of February 28, 2020, together with all amendments, restatements and modifications thereto now and hereafter existing.

“Arko” shall mean Arko Convenience Stores, LLC, a Delaware limited liability company.

“Collateral” shall mean, collectively, (i) the real property and improvements thereon identified as the stores more particularly described on Exhibit “A” attached hereto and made a part hereof (the “Real Property Collateral”), and (ii) certain specific equipment financed with the proceeds of the Equipment Loan as more particularly described in the Security Agreement (as hereinafter defined), as modified, amended and/or supplemented from time to time (the “Equipment Collateral”), all as subject to certain liens and security interests conveyed under the Security Instruments.

“Deed of Trust” shall mean, individually and collectively, those certain Deeds of Trust encumbering the Real Property Collateral identified as Stores 55, 57, 58, 92, 409 and 471 on the Exhibit “A” attached hereto and made a part hereof, as more particularly described therein, granted by GPM to certain trustees as more particularly described therein for the benefit of Bank as security for the Loan, as modified or amended from time to time.

“Equipment Loan” shall mean that certain revolving line of credit from Bank to Equipment Loan Borrower in the aggregate original principal amount of up to Twenty Million and No/100 Dollars ($20,000,000.00), as further described in Section 9 hereinbelow.

“Equipment Loan Borrower” shall mean, individually and collectively, jointly and severally, whether one or more in number and in any combination, GPM, GPM1, GPM2, GPM3, GPM4, GPM5, GPM6, GPM Apple, GPM Midwest, GPM Midwest 18, GPM Southeast, WOC Southeast, Next Door, Village Pantry, Colonial Pantry, Village Variety, Admiral Petroleum, Admiral Petroleum II, MEOC, GPM Empire and Florida Convenience.

“Equipment Release Period” shall mean (i) the twelve (12) month period commencing on the date hereof and ending on the first (1st) anniversary of the date hereof, and (ii) each twelve (12) month period thereafter.

“G.A.A.P.” shall mean, with respect to any date of determination, generally accepted accounting principles as used by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants consistently applied and maintained throughout the periods indicated.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Indebtedness” of a Person at a particular date shall mean all obligations of such Person which in accordance with G.A.A.P. would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

“Leases” shall mean all leases, tenant contracts, rental agreements, franchise agreements, licenses, accounts or other occupancy agreements, whether oral or written, now existing or hereafter entered into, for the use or occupancy of all or any part of the Collateral, together with all modifications, renewals and proceeds thereof.

“Loan” shall mean, individually and collectively, any extension of credit from Bank to Borrower that is made subject to this Agreement and which incorporates this Agreement by reference in the Loan Documents evidencing, securing or otherwise executed in connection with such extension of credit, including, without limitation, the Real Estate Loan and the Equipment Loan (and each Equipment Loan Advance thereunder) in the aggregate original principal amount of Fifty-Five Million and No/100 Dollars ($55,000,000.00). For the avoidance of doubt, this Agreement constitutes the “Credit Agreement” referenced in any of the Loan Documents containing such reference.

“Master Covenant Agreement” shall mean that certain Second Amended and Restated Master Covenant Agreement dated of even date herewith between GPM and Bank, as modified, amended, renewed, restated or replaced from time to time.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), taken as a whole, of the Borrower and its Subsidiaries or the operations, assets, business, properties or prospects of the Borrower, (b) the Borrower’s ability to duly and punctually pay or perform the Loan in accordance with the terms thereof, (c) the value of a material portion of any of the Collateral securing the Loan, or the Bank’s liens on a material portion of the Collateral securing the Loan, or (d) the practical realization of the benefits of Bank’s rights and remedies under this Agreement and the other Transaction Documents.

“Mortgage” shall mean, individually and collectively, those certain Mortgages and Assignments of Rents and Leases encumbering the Real Property Collateral other than the Real Property Collateral encumbered by a Deed of Trust, granted by certain of the Borrower for the benefit of Bank as security for the Loan, as modified or amended from time to time.

“Obligations” shall mean the payment of (i) all sums due under the Transaction Documents in connection with the Loan, (ii) all extensions, renewals, refinancings, modifications and replacements thereof, and all interest and related charges, and (iii) all fees, late fees, expenses and reasonable attorneys’ fees and costs that have been or may hereafter be contracted or incurred in connection with the Loan, together with the performance of all of the terms, covenants, conditions, agreements, obligations and liabilities of Borrower under this Agreement or the other Transaction Documents.

“Permitted Liens” shall have the meaning specified in Section 2.e. hereof.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“PNC” shall mean PNC Bank, National Association, as agent and lender under the PNC Credit Agreement.

“PNC Credit Agreement” shall mean that certain Third Amended, Restated and Consolidated Revolving Credit and Security Agreement, dated as of February 28, 2020, together with all amendments, restatements and modifications thereto now and hereafter existing.

“Real Estate Loan” shall mean that certain extension of credit from Bank to Borrower in the original principal amount of Thirty-Five Million and No/100 Dollars ($35,000,000.00), as evidenced by that certain Second Amended, Restated and Consolidated Term Note dated of even date herewith made by Borrower payable to the order of Bank in the original principal amount of the Real Estate Loan (as modified, amended, renewed, restated or replaced from time to time, the “Real Estate Note”).

“Real Estate Loan Borrower” shall mean, individually and collectively, jointly and severally, whether one or more in number and in any combination, GPM, GPM1, GPM2, GPM3, GPM4, GPM5, GPM6, GPM8, GPM9, Village Pantry, and GPM RE.

“Release Fee Amount” shall mean, in connection with any Partial Release, an amount equal to the greater of (a) seventy percent (70%) of the most recent appraised value of such parcel of Real Property Collateral, as determined by Bank, or (b) the amount required for Borrower to maintain a one hundred percent (100%) loan-to-value ratio using (i) the aggregate value of all remaining Real Property Collateral, as determined by Bank, and (ii) the outstanding principal balance of the Loan (after giving effect to any such curtailment).

“Security Agreement” shall mean that certain Amended, Restated and Consolidated Security Agreement dated of even date executed by Equipment Loan Borrower, as debtor, in favor of Bank, as secured party, encumbering the Collateral, as modified, amended and/or supplemented from time to time.

“Security Instruments” shall mean, collectively, the Mortgage, the Deed of Trust and the Security Agreement.

“Subsidiary or Subsidiaries” shall mean any corporation or other business entity of which at least fifty percent (50%) of the voting stock or other ownership interest is owned by the Borrower directly or indirectly through one or more Subsidiaries provided, however that GPM7, LLC and any Subsidiary which has no activities shall not be included as a Subsidiary.

“Transaction Documents” or “Loan Documents” means this Agreement and all documents, instruments or other agreements by the Borrower in favor of the Bank in connection (directly or indirectly) with any Loan, whether now or hereafter in existence, including promissory notes, security agreements, guaranties and letter of credit reimbursement agreements, and specifically including, without limitation, the Real Estate Note, each Term Note (as hereinafter defined) and the Master Covenant Agreement.

2.

REPRESENTATIONS AND WARRANTIES. The Borrower makes the following representations and warranties, all of which shall be deemed to be continuing representations and warranties as long as this Agreement is in effect:

a.

Good Standing; Authority. The Borrower and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed. The Borrower and each Subsidiary is duly authorized to do business in each jurisdiction in which failure to be so qualified might have a material adverse effect on its business or assets and has the power and authority to own each of its assets and to use them in the ordinary course of business now and in the future.

b.

Compliance. The Borrower and each Subsidiary conducts its business and operations and the ownership of its assets in material compliance with each applicable statute, regulation and other law, including environmental laws. All material approvals, including authorizations, permits, consents, franchises, licenses, registrations, filings, declarations, reports and notices (the “Approvals”) necessary for the conduct of the Borrower’s and each Subsidiary’s business and for the Loan have been duly obtained and are in full force and effect. The Borrower and each Subsidiary is in compliance with the Approvals. The Borrower and each Subsidiary is in material compliance with its certificate of incorporation, by-laws, partnership agreement, articles of organization, operating agreement or other applicable organizational or governing document as may be applicable to the Borrower or a Subsidiary depending on its organizational structure (“Governing Documents”). To the Borrower’s knowledge, the Borrower and each Subsidiary is in compliance with each agreement to which it is a party or by which it or any of its assets is bound and which, if not in effect, would have a Material Adverse Effect.

c.

Legality. The execution, delivery and performance by the Borrower of this Agreement and all related documents, including the Transaction Documents, (i) are in furtherance of the Borrower’s purposes and within its power and authority; (ii) do not (A) violate any statute, regulation or other law or any judgment, order or award of any court, agency or other governmental authority or of any arbitrator with respect to the Borrower or any Subsidiary or (B) violate the Borrower’s or any Subsidiary’s Governing Documents, constitute a default under any agreement binding on the Borrower or any Subsidiary or result in a lien or encumbrance on any of the Collateral securing the Loan; and (iii) have been duly authorized by all necessary organizational actions.

d.	Fiscal Year. The fiscal year of the Borrower is the calendar year.

e.

Title to Assets. The Borrower has good and marketable title the assets constituting Collateral for the Loan free of security interests, mortgages or other liens or encumbrances, except as set forth on the Schedule 2.E. “Permitted Liens” or pursuant to the Bank’s prior written consent (the “Permitted Liens”).

f.

Judgments and Litigation. There is no pending or threatened claim, audit, investigation, action or other legal proceeding or judgment, order or award of any court, agency or other governmental authority or arbitrator which involves the Borrower, its Subsidiaries or their respective assets that would have a Material Adverse Effect (“Action”).

g.

Full Disclosure. Neither this Agreement nor any certificate, financial statement or other writing provided to the Bank by or on behalf of the Borrower or any Subsidiary contains any statement of fact that is incorrect or misleading in any material respect or omits to state any fact necessary to make any such statement not incorrect or misleading in any material respect. The Borrower has not failed to disclose to the Bank any fact that might have a Material Adverse Effect.

h.

Confession of Judgment. The Borrower is not a party to any note, guaranty, agreement or any other loan document with another creditor that contains any provisions permitting such creditor to obtain a judgment by confession against the Borrower.

3.	AFFIRMATIVE COVENANTS. So long as this Agreement is in effect, the Borrower shall:

a.

Financial Statements and Other Information. Promptly deliver to the Bank (i) within sixty (60) days after the end of each of its fiscal quarters, an internally-prepared consolidating financial statement of GPM which shall include GPM Petroleum LP as of the end of such quarter, which financial statements shall consist of an income statement and statement of cash flows for the quarter, for the corresponding quarter in the previous fiscal year and for the period from the end of the previous fiscal year, with a balance sheet as of the quarter end all in such detail as the Bank may reasonably request, together with a store profit and loss statement for the properties owned and/or operated by the Borrower and encumbered by the Security Instruments; (ii) within one hundred twenty (120) days after the end of each fiscal year, an audited consolidated financial statement of GPM which shall include GPM Petroleum LP as of the end of such fiscal year, setting forth comparative figures for the preceding fiscal year and to be audited by an independent certified public accountant acceptable to the Bank; all such statements shall be certified by the Borrower’s chief financial officer or other such person responsible for the financial management of the Borrower to be correct and in accordance with the Borrower’s records and to present fairly the results of GPM’s and GPM Petroleum LP’s fully consolidated operations and cash flows and their financial position at year end; and (iii) with each internal consolidated financial statement, a certificate executed by the Borrower’s chief financial officer or other such person responsible for the financial management of the Borrower (A) setting forth the computations required to establish the Borrower’s compliance with each financial covenant, if any, during the statement period, (B) stating that the signers of the certificate have reviewed this Agreement and the consolidated statement of operations and condition (financial or other) of the Borrower the Subsidiaries during the relevant period and (C) stating that no Event of Default occurred during the period, or if an Event of Default did occur, describing its nature, the date(s) of its occurrence or period of existence and what action the Borrower has taken with respect thereto. The Borrower shall also promptly provide, in form satisfactory to the Bank, such additional information, reports or other information as the Bank may from time to time reasonably request regarding the financial and business affairs of the Borrower.

b.

Accounting; Tax Returns and Payment of Claims. The Borrower will maintain a system of accounting in accordance with generally accepted accounting principles, has filed and will file each material tax return required of it and, except as disclosed in the Schedule, has paid and will pay when due each tax, assessment, fee, charge, fine and penalty imposed by any taxing authority upon it or any of its assets, income or franchises, as well as all amounts owed to mechanics, materialmen, landlords, suppliers and the like in the normal course of business, the failure to pay such which would constitute a Material Adverse Effect.

c.

Inspections. Promptly upon the Bank’s request, the Borrower will permit, and cause its Subsidiaries to permit, the Bank’s officers, attorneys or other agents to inspect its and its Subsidiary’s premises, examine and copy its records and discuss its and its Subsidiary’s business, operations and financial or other condition with its and its Subsidiary’s responsible officers and independent accountants.

d.	Operating Accounts. Consider establishing depository bank accounts with the Bank, when reasonable to do so.

e.

Changes in Management and Control. Immediately upon any change in the identity of the Borrower’s chief executive officer or in its 25% beneficial ownership, the Borrower will provide to the Bank a certificate executed by a senior officer authorized to transact business on behalf of the Borrower, specifying such change.

f.

Notice of Defaults and Material Adverse Changes. Immediately upon acquiring reason to know of (i) any Event of Default, (ii) any event or condition that might have a Material Adverse Effect, (iii) any Action, the Borrower will provide to the Bank a certificate executed by a senior officer authorized to transact business on behalf of the Borrower, specifying the date(s) and nature of the Event of Default, event or condition or the Action and what steps the Borrower or its Subsidiary has taken or proposes to take with respect to it, or (iv) any change of its address or of the location of any Collateral securing the Loan.

g.

Insurance. Maintain its, and cause its Subsidiaries to maintain, property in good repair and will on request provide the Bank with evidence of insurance coverage satisfactory to the Bank, including fire and hazard, liability, workers’ compensation and business interruption insurance and flood hazard insurance as and if required. In addition, Borrower shall (i) maintain and (provide to Bank evidence of) environmental insurance coverage with respect to the Collateral, and (ii) comply with the insurance requirements set forth in the Security Instruments encumbering the Collateral for the Loan, and the environmental insurance requirements set forth in the Amended, Restated and Consolidated Environmental Compliance and Indemnification Agreement of even date herewith, as modified or amended from time to time.

h.

Commitment Fee; Other Fees. On or before the date hereof, pay to the Bank a commitment fee in the amount of $350,000.00 with respect to the Real Estate Loan and $200,000.00 with respect to the Equipment Loan. In addition, on or before the date hereof, Borrower shall pay to Bank a fee in the amount of the lesser of (i) Bank’s Cost of Funds Breakage Costs for the existing indebtedness owing to Bank from the Real Estate Loan Borrower which is amended, restated and restructured pursuant to the Real Estate Note, or (ii) the contractual prepayment fee reflected in the loan documents evidencing such existing indebtedness owing to Bank from the Real Estate Loan Borrower. As used herein, “Cost of Funds Breakage Costs” shall mean the economic cost to Bank for breaking a fixed rate loan, exclusive of any lost profits to Bank relating to Bank’s credit spread.

i.

Further Assurances. Promptly upon the request of the Bank, the Borrower will execute, and cause its Subsidiaries to execute, and deliver each writing and take each other action that the Bank reasonably deems necessary or desirable in connection with the Loan.

j.

Power to Confess Judgment. In the event that the Borrower enters into any note, guaranty, agreement or other loan document with another creditor permitting such creditor to obtain a judgment by confession against the Borrower, the Borrower agrees to (a) notify the Bank immediately upon the execution of such document, and (b) within five (5) business days, execute such documentation as the Bank deems necessary in its sole discretion to allow the Bank confession of judgment rights against the Borrower, including, without limitation, modifications or restatements of any note evidencing the Loan.

k.	Leases. Deliver copies of all Leases of any portion of the Collateral, if applicable, within thirty (30) days of the execution thereof.

l.

Equipment Collateral Releases. Bank agrees to release individual pieces of equipment constituting the Equipment Collateral from the lien of the Security Agreement in the event of a sale of, or termination of Equipment Loan Borrower’s lease for, the underlying real property on which such Equipment Collateral is located (each, an “Equipment Release”) upon satisfaction of the following conditions: (i) no Event of Default, and no event that, with the giving of notice or the passage of time or both would constitute an Event of Default, shall have occurred and be continuing under the Transaction Documents; (ii) the cost to Bank of any such Equipment Release shall be borne by Equipment Loan Borrower, including the reasonable fees and costs of Bank’s counsel; (iii) Equipment Loan Borrower shall have delivered to Bank at least five (5) days’ prior written notice of Equipment Loan Borrower’s request for such Equipment Release; (iv) Equipment Loan Borrower shall have provided satisfactory evidence to Bank of the pending sale of, or termination of the lease for, the underlying real property on which such Equipment Collateral is located; and (v) in connection with such Equipment Release, Equipment Loan Borrower shall have repaid the principal amount outstanding under each applicable Term Note evidencing the Equipment Loan Advance used to finance the acquisition of such Equipment Collateral in an amount equal to the original cost of such Equipment Collateral to be released pursuant to such Equipment Release; provided, however, that no payment of the Equipment Release Fee Amount shall be required in connection with the first five (5) Equipment Releases in any Equipment Release Period.

m.

Real Property Collateral Releases. Bank agrees to release individual parcels of the Real Property Collateral from the lien of the Deed of Trust and/or Mortgage, as applicable (each, a “Partial Release”) upon satisfaction of the following conditions: (i) no Event of Default, and no event that, with the giving of notice or the passage of time or both would constitute an Event of Default, shall have occurred and be continuing under the Transaction Documents; (ii) the cost to Bank of any such Partial Release shall be borne by Real Estate Loan Borrower, including Bank’s counsel’s fees and costs; (iii) Real Estate Loan Borrower shall have delivered to Bank at least five (5) days’ prior written notice of Real Estate Loan Borrower’s request for such Partial Release; (iv) Real Estate Loan Borrower shall have provided satisfactory evidence to Bank that such Partial Release is pursuant to a written sales contract on commercially reasonable terms; (v) if applicable, Bank shall have received from Real Estate Loan Borrower a survey, plat, subdivision plat and/or such other evidence acceptable to Bank evidencing that such parcel of Real Property Collateral is a separate, legal parcel of real property; and (vi) in connection with such Partial Release, Real Estate Loan Borrower shall have curtailed the principal amount outstanding under the Real Estate Note by the Release Fee Amount.

4.

NEGATIVE COVENANTS. As long as this Agreement is in effect, the Borrower shall not violate, and shall not suffer or permit any of its Subsidiaries to violate, any of the following covenants. The Borrower shall not:

a.

Liens. Permit any of the Collateral to be subject to any security interest, mortgage or other lien or encumbrance, except as set forth on the Schedule titled “Permitted Liens” and except for liens for property taxes not yet due; pledges and deposits to secure obligations or performance for workers’ compensation, bids, tenders, contracts other than notes, appeal bonds or public or statutory obligations; and materialmen’s, mechanics’, carriers’ and similar liens arising in the normal course of business.

b.

Changes In Form. (i) Do business under or otherwise use any name other than its true name or registered or unregistered trade names (including, but not limited to, Admiral, Apple Market, Breadbox, ExpressStop, E-Z Mart, fas mart®, Li’l Cricket, RStore, Roadrunner Markets, Scotchman and Village Pantry and applicable fuel brands such as BP and Valero), (ii) INTENTIONALLY DELETED, (iii) make any material change in its business, structure, purposes or operations that might have a material adverse effect on the Borrower or any of its Subsidiaries, (iv) permit any change in control of the ownership or operation of the Collateral, or (v) make, terminate or permit to be revoked any election pursuant to Subchapter S of the Internal Revenue Code.

5.

COMPLIANCE WITH MASTER COVENANT AGREEMENT. During the term of this Agreement, the Borrower and all of its Subsidiaries on a consolidated basis shall comply with the covenants set forth in the Master Covenant Agreement, which Master Covenant Agreement is incorporated by reference as if set forth fully herein. Failure to maintain compliance with the Master Covenant Agreement shall constitute an immediate Event of Default (as hereinafter defined) under this Agreement.

6.	DEFAULT.

a.

Events of Default. Any of the following events or conditions shall constitute an “Event of Default” (i) failure by the Borrower to pay when due (whether at the stated maturity, by acceleration, upon demand or otherwise) any amount due under the Loan, or any part thereof, with such failure continuing for three (3) business days; (ii) default by the Borrower in the performance of any other obligation, term or condition of this Agreement, or the other Transaction Documents, and, in the event such default is deemed capable of cure by Bank in its sole discretion, the continuation of such default for thirty (30) days after notice from Bank to Borrower (or sixty (60) days’ notice when such default is not capable of cure within a thirty (30) day period, as determined by Bank, and the Borrower is diligently pursuing such cure); (iii) default by the Borrower in the performance of any other obligation, term or condition under any indebtedness or obligation owing to the Bank (other than hereunder or in the Transactional Documents) beyond any applicable cure or grace period, including, without limitation, failure by the Borrower to pay when due (whether at the stated maturity, by acceleration, upon demand or otherwise) any amount due under such indebtedness; (iv) the Borrower is dissolved, becomes insolvent, generally fails to pay or admits in writing its inability generally to pay its debts as they become due; (v) the Borrower makes a general assignment, arrangement or composition agreement with or for the benefit of its creditors or makes, or sends notice of any intended, bulk sale; the sale, assignment, transfer or delivery of all or substantially all of the assets of the Borrower to a third party; or the cessation by the Borrower as a going business concern; (vi) the Borrower files a petition in bankruptcy or institutes any action under federal or state law for the relief of debtors or seeks or consents to the appointment of an administrator, receiver, custodian or similar official for the wind up of its business (or has such a petition or action filed against it and such petition action or appointment is not dismissed or stayed within forty-five (45) days); (vii) the reorganization or dissolution of the Borrower (or the making of any agreement therefor); (viii) INTENTIONALLY DELETED; (ix) the entry of any final judgment or order of any court, other governmental authority or arbitrator against the Borrower that would have a Material Adverse Effect; (x) the material falsity, omission or inaccuracy of any facts submitted to the Bank (whether in a financial statement or otherwise); (xi) an adverse change in the Borrower, its business, assets, operations, affairs or condition (financial or otherwise) from the status shown on any financial statement or other document submitted to the Bank, and which change constitutes a Material Adverse Effect; (xii) any pension plan of the Borrower fails to comply with applicable law or has vested unfunded liabilities such that the lack of compliance or failure constitutes a Material Adverse Effect; (xiii) any indication or evidence received by the Bank that the Borrower may have directly or indirectly been engaged in any type of activity which, in the Bank’s discretion, might result in the forfeiture or any property of the Borrower to any governmental authority; (xiv) the occurrence of any event described in Section 6(a)(i) through and including 6(a)(xiii) with respect to any Subsidiary or to any endorser, guarantor or any other party liable for, or whose assets or any interest therein secures, payment of any of the Loan; or (xv) the occurrence of any event of default (beyond any applicable grace, notice and/or cure period) under the PNC Credit Agreement and/or the Ares Credit Agreement.

b.

Rights and Remedies Upon Default. Upon the occurrence of any Event of Default, the Bank without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law) to or upon the Borrower or any other person (all and each of which demands, presentments, protests, advertisements and notices are hereby waived), may exercise all rights and remedies under the Borrower’s agreements with the Bank, applicable law, in equity or otherwise and may declare all or any part of the Loan not payable on demand to be immediately due and payable without demand or notice of any kind and terminate any obligation it may have to grant any additional loan, credit or other financial accommodation to the Borrower. All or any part of the Loan whether or not payable on demand, shall be immediately due and payable automatically upon the occurrence of an Event of Default in Section 6(a)(vi) above. The provisions hereof are not intended in any way to affect any rights of the Bank with respect to any Loan which may now or hereafter be payable on demand.

7.

EXPENSES. The Borrower shall within seven (7) business days of written notice pay to the Bank all reasonable costs and expenses (including all fees and disbursements of counsel retained for advice, suit, appeal or other proceedings or purpose and of any experts or agents it may retain), which the Bank may incur in connection with (i) the administration of the Loan, including any administrative fees the Bank may impose for the preparation of discharges, releases or assignments to third-parties; (ii) the enforcement and collection of the Loan or any guaranty thereof; (iii) the exercise, performance, enforcement or protection of any of the rights of the Bank hereunder; or (iv) the failure of the Borrower or any Subsidiary to perform or observe any provisions hereof. After such demand for payment of any cost, expense or fee under this Section or elsewhere under this Agreement, the Borrower shall pay interest at the highest default rate specified in any instrument evidencing any of the Loan from the date payment is demanded by the Bank to the date reimbursed by the Borrower. All such costs, expenses or fees under this Agreement shall be added to the Loan.

8.

TERMINATION. This Agreement shall remain in full force and effect until all Obligations outstanding, or contracted or committed for (whether or not outstanding), shall be finally and irrevocably paid in full.

9.

EQUIPMENT LOAN. Bank shall make one or more additional extensions of credit to Equipment Loan Borrower under the Equipment Loan in an aggregate amount not to exceed the maximum principal amount of the Equipment Loan to finance capital equipment expenditures, subject to the following terms and conditions:

(i)

Subject to the satisfaction of the conditions precedent set forth in subsection (iii) below, Bank shall make advances of principal under the Equipment Loan (each, an “Equipment Loan Advance”) to Equipment Loan Borrower from time to time until that date which is three (3) years after the date hereof (the “Availability Period”); provided, however, that the principal amount of all outstanding Equipment Loan Advances shall not exceed the maximum principal amount of the Equipment Loan. The Equipment Loan shall be a revolving credit facility. Subject to all applicable provisions in this Agreement, each Term Note, and any and all other agreements between Equipment Loan Borrower and Bank related to the Equipment Loan, the Equipment Loan Borrower may borrow, pay, prepay and reborrow under the

Equipment Loan at any time during the Availability Period, and any amount of principal that has been repaid under any Term Note may be reborrowed as an additional Equipment Loan Advance after such repayment. Equipment Loan Borrower may request Equipment Loan Advances not more than once per calendar quarter to reimburse Equipment Loan Borrower for equipment purchased in the preceding one hundred twenty (120) day period (or prior to such one hundred twenty (120) day period to the extent approved by PNC and Ares); and the preceding three hundred (300) day period for the initial Equipment Loan Advance after the date hereof; provided, however, that Equipment Loan Borrower may not request any Equipment Loan Advance in an amount less than $500,000.00.

(ii)

Each Equipment Loan Advance shall be evidenced by a separate term note (each, as modified, amended, renewed, restated or replaced from time to time, a “Term Note”) in the amount of each respective Equipment Loan Advance, made by all Equipment Loan Borrowers (jointly and severally as co-borrowers) payable to Bank in accordance with the terms thereof. Each Term Note shall (a) bear interest at a fixed rate per annum equal to Bank’s three (3) year cost of funds as of the date of such Equipment Loan Advance plus three percent (3.00%) (the “Equipment Loan Rate”), (b) be repaid in monthly level payments of principal plus interest (calculated using (I) the Equipment Loan Rate, and (II) a three (3) year amortization schedule), and (c) mature on that date which is three (3) years after the date of the applicable Equipment Loan Advance memorialized thereby.

(iii)

Prior to the end of the Availability Period, Equipment Loan Borrower shall give Bank written notice (or telephonic notice promptly confirmed in writing) of each requested Equipment Loan Advance not less than ten (10) business days prior to the making of each Equipment Loan Advance requested. Each notice shall be irrevocable and shall specify the principal amount of such Equipment Loan Advance (provided, however, that no Equipment Loan Advance shall exceed ninety percent (90%) of the cost of the Equipment Collateral financed thereby, as determined by Bank), as well as the proposed date of the closing of such Equipment Loan Advance. Upon the satisfaction of the following conditions, Bank will make the proceeds of each Equipment Loan Advance available to Equipment Loan Borrower on the date specified in the applicable notice by crediting an account maintained by Equipment Loan Borrower with Bank or, at Equipment Loan Borrower’s option, by delivering a wire transfer of such amount to an account designated by Equipment Loan Borrower to Bank: (1) no Event of Default, and no event that, with the giving of notice or the passage of time or both would constitute an Event of Default, shall have occurred and be continuing under the Transaction Documents; (2) Equipment Loan Borrower shall have delivered to Bank such information as Bank may reasonably request with respect to the Equipment Collateral financed with the proceeds of such Equipment Loan Advance, in form and substance satisfactory to Bank; and (3) Equipment Loan Borrower shall have executed and delivered to Bank, or caused to be executed and delivered to Bank) (A) the Term Note evidencing such Equipment Loan Advance, (B) a modification, supplement and/or joinder to the Security Agreement executed and delivered by the applicable Equipment Loan Borrower granting a security interest to Bank in the Equipment Collateral financed thereby, (C) a modification, supplement and/or joinder to the Master Mortgagee Agreement (as defined in the Master Covenant Agreement) reflecting the Equipment Collateral financed thereby, and (D) such other documents and/or instruments as Bank shall reasonably require, all in form and substance satisfactory to Bank. In amplification of the foregoing, Equipment Loan Borrower authorizes (both prospectively and retroactively) Bank to file financing statements, and any continuations and amendments thereof, with respect to the Equipment Collateral financed with the proceeds of each Equipment Loan Advance, without Equipment Loan Borrower’s signature and at Equipment Loan Borrower’s sole cost and expense.

10.

USA PATRIOT ACT NOTICE. Bank hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (“Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow Bank to identify the Borrower in accordance with the Patriot Act. The Borrower agrees to, promptly following a request by Bank, provide all such other documentation and information that Bank requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

11.	MISCELLANEOUS.

a.

Notices. Any demand or notice hereunder or under any applicable law pertaining hereto shall be in writing and duly given if delivered to Borrower (at its address on the Bank’s records) or to the Bank (at the address on page one and separately to the Bank officer responsible for Borrower’s relationship with the Bank). Such notice or demand shall be deemed sufficiently given for all purposes when delivered (i) by personal delivery and shall be deemed effective when delivered, or (ii) by mail or courier and shall be deemed effective three (3) business days after deposit in an official depository maintained by the United States Post Office for the collection of mail or one (1) business day after delivery to a nationally recognized overnight courier service (e.g., FedEx). Notice by e-mail is not valid notice under this or any other agreement between Borrower and the Bank.

b.

Generally Accepted Accounting Principles. Any financial calculation to be made, all financial statements and other financial information to be provided, and all books and records, system of accounting to be kept in connection with the provisions of this Agreement, shall be in accordance with generally accepted accounting principles consistently applied during each interval and from interval to interval; provided, however, that in the event changes in generally accepted accounting principles shall be mandated by the Financial Accounting Standards Board or any similar accounting body of comparable standing, or should be recommended by Borrower’s certified public accountants, to the extent such changes would affect any financial calculations to be made in connection herewith, such changes shall be implemented in making such calculations only from and after such date as Borrower and the Bank shall have amended this Agreement to the extent necessary to reflect such changes in the financial and other covenants to which such calculations relate.

c.

Indemnification. If after receipt of any payment of all, or any part of, the Loan, the Bank is, for any reason, compelled to surrender such payment to any person or entity because such payment is determined to be void or voidable as a preference, an impermissible setoff, or a diversion of trust funds, or for any other reason, the Transaction Documents shall continue in full force and the Borrower shall be liable, and shall indemnify and hold the Bank harmless for, the amount of such payment surrendered. The provisions of this Section shall be and remain effective notwithstanding any contrary action which may have been taken by the Bank in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Bank’s rights under the Transaction Documents and shall be deemed to have been conditioned upon such payment having become final and irrevocable. The provisions of this Section shall survive the termination of this Agreement and the Transaction Documents.

d.

Further Assurances. From time to time, the Borrower shall take, and cause its Subsidiaries to take, such action and execute and deliver to the Bank such additional documents, instruments, certificates, and agreements as the Bank may reasonably request to effectuate the purposes of the Transaction Documents.

e.

Cumulative Nature and Non-Exclusive Exercise of Rights and Remedies. All rights and remedies of the Bank pursuant to this Agreement and the Transaction Documents shall be cumulative, and no such right or remedy shall be exclusive of any other such right or remedy. In the event of any unreconcilable inconsistencies, this Agreement shall control. No single or partial exercise by the Bank of any right or remedy pursuant to this Agreement or otherwise shall preclude any other or further exercise thereof, or any exercise of any other such right or remedy, by the Bank.

f.

Governing Law; Jurisdiction. This Agreement has been delivered to and accepted by the Bank and will be deemed to be made in the Commonwealth of Virginia. Unless provided otherwise under federal law, this Agreement will be interpreted in accordance with laws of the Commonwealth of Virginia, excluding its conflict of laws rules. THE BORROWER HEREBY IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE COMMONWEALTH OF VIRGINIA IN A COUNTY OR JUDICIAL DISTRICT WHERE THE BANK MAINTAINS A BRANCH, AND CONSENTS THAT THE BANK MAY EFFECT ANY SERVICE OF PROCESS IN THE MANNER AND AT BORROWER’S ADDRESS AS SET FORTH IN THE ABOVE SECTION ENTITLED “NOTICES;” PROVIDED THAT NOTHING CONTAINED IN THIS AGREEMENT WILL PREVENT THE BANK FROM BRINGING ANY ACTION, ENFORCING ANY AWARD OR JUDGMENT OR EXERCISING ANY RIGHTS AGAINST BORROWER INDIVIDUALLY, AGAINST ANY SECURITY OR AGAINST ANY PROPERTY OF BORROWER WITHIN ANY OTHER COUNTY, STATE OR OTHER FOREIGN OR DOMESTIC JURISDICTION. Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both the Bank and Borrower, and Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

g.

Joint and Several; Successors and Assigns. If there is more than one Borrower, each of them shall be jointly and severally liable for all amounts, which become due, and the performance of all obligations under this Agreement, and the term “the Borrower” shall include each as well as all of them. This Agreement shall be binding upon the Borrower and upon its heirs and legal representatives, its successors and assignees, and shall inure to the benefit of, and be enforceable by, the Bank, its successors and assignees and each direct or indirect assignee or other transferee of any of the Loan; provided, however, that this Agreement may not be assigned by the Borrower without the prior written consent of the Bank.

h.

Waivers; Changes in Writing. No failure or delay of the Bank in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The Borrower expressly disclaims any reliance on any course of dealing or usage of trade or oral representation of the Bank (including representations to make loans to the Borrower) and agrees that none of the foregoing shall operate as a waiver of any right or remedy of the Bank. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless made specifically in writing by the Bank and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No modification to any provision of this Agreement shall be effective unless made in writing in an agreement signed by the Borrower and the Bank.

i.

Interpretation. Unless the context otherwise clearly requires, references to plural includes the singular and references to the singular include the plural; references to “individual” shall mean a natural person and shall include a natural person doing business under an assumed name (e.g., a “DBA”); the word “or” has the inclusive meaning represented by the phrase “and/or;” the word “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation;” and captions or section headings are solely for convenience and not part of the substance of this Agreement. Any representation, warranty, covenant or agreement herein shall survive execution and delivery of this Agreement and shall be deemed continuous. Each provision of this Agreement shall be interpreted as consistent with existing law and shall be deemed amended to the extent necessary to comply with any conflicting law. If any provision nevertheless is held invalid, the other provisions shall remain in effect. The Borrower agrees that in any legal proceeding, a photocopy of this Agreement kept in the Bank’s course of business may be admitted into evidence as an original.

j.

Waiver of Jury Trial. THE BORROWER AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY THE BORROWER AND THE BANK MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTIONS RELATED HERETO. THE BORROWER REPRESENTS AND WARRANTS THAT NO REPRESENTATIVE OR AGENT OF THE BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS JURY TRIAL WAIVER. THE BORROWER ACKNOWLEDGES THAT THE BANK HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION.

k.

Amendment, Restatement and Consolidation. This Second Amended, Restated and Consolidated Credit Agreement hereby amends, restates and consolidates, in all respects, (1) that certain Amended, Restated and Consolidated Credit Agreement dated as of December 21, 2016 by and between certain of the Borrower and Bank, as modified, amended, renewed, restated or replaced from time to time; and (2) that certain Construction Loan Agreement dated as of December 21, 2016 by and between GPM and Bank, as modified, amended, renewed, restated or replaced from time to time. No novation is intended hereby.

Acknowledgment. Borrower acknowledges that it has read and understands all the provisions of this Agreement, including the Governing Law, Jurisdiction and Waiver of Jury Trial, and has been advised by counsel as necessary or appropriate.

[SIGNATURE PAGES FOLLOW]

SECOND AMENDED, RESTATED AND CONSOLIDATED

CREDIT AGREEMENT

[SIGNATURE PAGE]

WITNESS the due execution hereof as a SEALED INSTRUMENT as of the date first written above.

BANK:

M&T BANK,

a New York banking corporation

By:	/s/ Drake Staniar	(SEAL)	/s/ Karen Kennedy	(SEAL)
Name:	Drake Staniar		Signature of Witness
Title:	Vice President
Karen Kennedy
Typed Name of Witness

SECOND AMENDED, RESTATED AND CONSOLIDATED

CREDIT AGREEMENT

[SIGNATURE PAGE]

WITNESS the due execution hereof as a SEALED INSTRUMENT as of the date first written above.

BORROWER:

GPM INVESTMENTS, LLC,

GPM SOUTHEAST, LLC,

GPM1, LLC,

GPM2, LLC,

GPM3, LLC,

GPM4, LLC,

GPM5, LLC,

GPM6, LLC,

GPM8, LLC,

GPM9, LLC,

GPM RE, LLC,

GPM Apple, LLC,

GPM Midwest, LLC,

GPM Midwest 18, LLC,

Next Door Operations, LLC,

Colonial Pantry Holdings, LLC,

Village Variety Store Operations, LLC,

Admiral Petroleum II, LLC,

GPM Empire, LLC,

Florida Convenience Stores, LLC,

each a Delaware limited liability company

By:	/s/ Donald P. Bassell	(SEAL)	/s/ Rhiannon James	(SEAL)
Name:	Donald P. Bassell		Signature of Witness
Title:	Chief Financial Officer
Rhiannon James
Typed Name of Witness

By:	/s/ Maury Bricks	(SEAL)	s/s Jason Rigsby	(SEAL)
Name:	Maury Bricks		Signature of Witness
Title:	General Counsel
Jason Rigsby
Typed Name of Witness

ACKNOWLEDGMENT

COMMONWEALTH/STATE OF Virginia	)
) TO-WIT
CITY/COUNTY OF Henrico	)

The foregoing instrument was acknowledged before me, Naneen Johnson, Notary Public, this 18th day of June, 2021, by Donald P. Bassell and Maury Bricks, who have each presented identification of known to me (a United States Passport, a certificate of United States citizenship, a certificate of naturalization, an unexpired foreign passport, an alien registration card with photograph, a state issued driver’s license or a state issued identification card or a United States military card), and voluntarily acknowledged this instrument as Chief Financial Officer and General Counsel, respectively, of each of GPM Investments, LLC, GPM Southeast, LLC, GPM1, LLC, GPM2, LLC, GPM3, LLC, GPM4, LLC, GPM5, LLC, GPM6, LLC, GPM8, LLC, GPM9, LLC, GPM RE, LLC, GPM Apple, LLC, GPM Midwest, LLC, GPM Midwest 18, LLC, Next Door Operations, LLC, Colonial Pantry Holdings, LLC, Village Variety Store Operations, LLC, Admiral Petroleum II, LLC, GPM Empire, LLC, and Florida Convenience Stores, LLC, each a Delaware limited liability company, on its behalf.

/s/ Naneen Johnson
Notary Public

Registration Number:
My commission expires:

Notary Seal (sharp, legible, reproducible)

SECOND AMENDED, RESTATED AND CONSOLIDATED

CREDIT AGREEMENT

[SIGNATURE PAGE]

WITNESS the due execution hereof as a SEALED INSTRUMENT as of the date first written above.

BORROWER (continued):

VILLAGE PANTRY, LLC,

an Indiana limited liability company

By:	/s/ Donald P. Bassell	(SEAL)	/s/ Rhiannon James	(SEAL)
Name:	Donald P. Bassell		Signature of Witness
Title:	Chief Financial Officer
Rhiannon James
Typed Name of Witness

By:	/s/ Maury Bricks	(SEAL)	s/s Jason Rigsby	(SEAL)
Name:	Maury Bricks		Signature of Witness
Title:	General Counsel
Jason Rigsby
Typed Name of Witness

ACKNOWLEDGMENT

COMMONWEALTH/STATE OF Virginia	)
) TO-WIT
CITY/COUNTY OF Henrico	)

The foregoing instrument was acknowledged before me, Naneen Johnson, Notary Public, this 18th day of June, 2021, by Donald P. Bassell and Maury Bricks, who have each presented identification of known to me (a United States Passport, a certificate of United States citizenship, a certificate of naturalization, an unexpired foreign passport, an alien registration card with photograph, a state issued driver’s license or a state issued identification card or a United States military card), and voluntarily acknowledged this instrument as Chief Financial Officer and General Counsel, respectively, of Village Pantry, LLC, an Indiana limited liability company, on its behalf.

/s/ Naneen Johnson
Notary Public

Registration Number:
My commission expires:

Notary Seal (sharp, legible, reproducible)

SECOND AMENDED, RESTATED AND CONSOLIDATED

CREDIT AGREEMENT

[SIGNATURE PAGE]

WITNESS the due execution hereof as a SEALED INSTRUMENT as of the date first written above.

BORROWER (continued):

WOC SOUTHEAST HOLDING CORP.,

a Delaware corporation

By:	/s/ Donald P. Bassell	(SEAL)	/s/ Rhiannon James	(SEAL)
Name:	Donald P. Bassell		Signature of Witness
Title:	Chief Financial Officer
Rhiannon James
Typed Name of Witness

By:	/s/ Maury Bricks	(SEAL)	s/s Jason Rigsby	(SEAL)
Name:	Maury Bricks		Signature of Witness
Title:	General Counsel
Jason Rigsby
Typed Name of Witness

ACKNOWLEDGMENT

COMMONWEALTH/STATE OF Virginia	)
) TO-WIT
CITY/COUNTY OF Henrico	)

The foregoing instrument was acknowledged before me, Naneen Johnson, Notary Public, this 18th day of June, 2021, by Donald P. Bassell and Maury Bricks, who have each presented identification of known to me (a United States Passport, a certificate of United States citizenship, a certificate of naturalization, an unexpired foreign passport, an alien registration card with photograph, a state issued driver’s license or a state issued identification card or a United States military card), and voluntarily acknowledged this instrument as Chief Financial Officer and General Counsel, respectively, of WOC Southeast Holding Corp., a Delaware corporation, on its behalf.

/s/ Naneen Johnson
Notary Public

Registration Number:
My commission expires:

Notary Seal (sharp, legible, reproducible)

SECOND AMENDED, RESTATED AND CONSOLIDATED

CREDIT AGREEMENT

[SIGNATURE PAGE]

WITNESS the due execution hereof as a SEALED INSTRUMENT as of the date first written above.

BORROWER (continued):

ADMIRAL PETROLEUM COMPANY,

a Michigan corporation

By:	/s/ Donald P. Bassell	(SEAL)	/s/ Rhiannon James	(SEAL)
Name:	Donald P. Bassell		Signature of Witness
Title:	Chief Financial Officer
Rhiannon James
Typed Name of Witness

By:	/s/ Maury Bricks	(SEAL)	s/s Jason Rigsby	(SEAL)
Name:	Maury Bricks		Signature of Witness
Title:	General Counsel
Jason Rigsby
Typed Name of Witness

ACKNOWLEDGMENT

COMMONWEALTH/STATE OF Virginia	)
) TO-WIT
CITY/COUNTY OF Henrico	)

The foregoing instrument was acknowledged before me, Naneen Johnson, Notary Public, this 18th day of June, 2021, by Donald P. Bassell and Maury Bricks, who have each presented identification of known to me (a United States Passport, a certificate of United States citizenship, a certificate of naturalization, an unexpired foreign passport, an alien registration card with photograph, a state issued driver’s license or a state issued identification card or a United States military card), and voluntarily acknowledged this instrument as Chief Financial Officer and General Counsel, respectively, of Admiral Petroleum Company, a Michigan corporation, on its behalf.

s/ Naneen Johnson
Notary Public

Registration Number:
My commission expires:

Notary Seal (sharp, legible, reproducible)

SECOND AMENDED, RESTATED AND CONSOLIDATED

CREDIT AGREEMENT

[SIGNATURE PAGE]

WITNESS the due execution hereof as a SEALED INSTRUMENT as of the date first written above.

BORROWER (continued):

MOUNTAIN EMPIRE OIL COMPANY,

a Tennessee corporation

By:	/s/ Donald P. Bassell	(SEAL)	/s/ Rhiannon James	(SEAL)
Name:	Donald P. Bassell		Signature of Witness
Title:	Chief Financial Officer
Rhiannon James
Typed Name of Witness

By:	/s/ Maury Bricks	(SEAL)	s/s Jason Rigsby	(SEAL)
Name:	Maury Bricks		Signature of Witness
Title:	General Counsel
Jason Rigsby
Typed Name of Witness

ACKNOWLEDGMENT

COMMONWEALTH/STATE OF Virginia	)
) TO-WIT
CITY/COUNTY OF Henrico	)

The foregoing instrument was acknowledged before me, Naneen Johnson, Notary Public, this 18th day of June, 2021, by Donald P. Bassell and Maury Bricks, who have each presented identification of known to me_ (a United States Passport, a certificate of United States citizenship, a certificate of naturalization, an unexpired foreign passport, an alien registration card with photograph, a state issued driver’s license or a state issued identification card or a United States military card), and voluntarily acknowledged this instrument as Chief Financial Officer and General Counsel, respectively, of Mountain Empire Oil Company, a Tennessee corporation, on its behalf.

/s/ Naneen Johnson
Notary Public

Registration Number:
My commission expires:

Notary Seal (sharp, legible, reproducible)

45148419_4

BANK USE ONLY

Authorization Confirmed:

Signature

Exhibit 10.2

SECOND AMENDED AND RESTATED

MASTER COVENANT AGREEMENT

THIS SECOND AMENDED AND RESTATED MASTER COVENANT AGREEMENT (this “Agreement”), dated as of June 24, 2021, is made by and between GPM INVESTMENTS, LLC, a Delaware limited liability company (“GPM”) and M&T BANK, a New York banking corporation (“M&T”).

RECITALS:

A. M&T has agreed to extend certain credit facilities (collectively, the “M&T Credit Facilities”) to GPM and certain of its Affiliates (as hereinafter defined, and collectively, the “M&T Borrowers”). In exchange for the issuance of the M&T Credit Facilities, the M&T Borrowers have granted or will grant a security interest in the M&T Priority Collateral, as more particularly described in those certain security instruments executed or to be executed by the M&T Borrowers in connection with the M&T Credit Facilities. For the avoidance of doubt, for purposes of this Agreement the term “M&T Borrowers” shall explicitly exclude Broyles Hospitality.

B. Pursuant to that certain Third Amended, Restated and Consolidated Revolving Credit and Security Agreement dated as of February 28, 2020 between PNC Bank, National Association (together with its successors and assigns, “PNC”), GPM and certain Affiliates of GPM (as may be amended, modified, restated or supplemented from time to time, the “PNC Credit Agreement”), PNC issued certain credit facilities to the Borrowers (as hereinafter defined) upon the terms and conditions contained therein.

C. Pursuant to that certain Credit Agreement dated as of February 28, 2020 between Ares Capital Corporation, as Administrative Agent and Collateral Agent, Ares Capital Management LLC, as Sole Bookrunner and Sole Lead Arranger, (collectively, together with their respective successors and assigns, “Ares”), GPM and certain Affiliates of GPM (as may be amended, modified, restated or supplemented from time to time, the “Ares Term Loan Agreement”), Ares issued certain credit facilities to the Borrowers upon the terms and conditions contained therein.

D. M&T requires GPM to comply with certain covenants during the term of the M&T Credit Facilities, as more particularly set forth herein.

AGREEMENT:

For and in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS

As used in this Agreement, the terms listed below shall have the following meanings unless otherwise required by the context:

“Advances” shall mean and include the Revolving Advances, Letters of Credit and the Swing Loans.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a person shall mean the power, direct or indirect, (x) to vote five percent (5%) or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interest, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to the PNC Credit Agreement and shall include its successors and assigns.

“Aggregate Cap” shall mean (x) with respect to any four fiscal quarter period through and including the four fiscal quarter period ended after the consummation of the Empire Acquisition, 20% and (y) thereafter, 15%, in each case, of Consolidated EBITDA for the relevant Test Period (calculated prior to giving effect to any add-backs subject to the Aggregate Cap).

“Applicable Law” shall mean all Laws applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators

“Ares Term Loan Agent” shall mean Ares Capital Corporation, in its capacity as administrative agent and collateral agent under the Ares Term Loan Documents.

“Ares Term Loan Agreement” shall mean that certain Credit Agreement, dated as of the Closing Date, by and among Ares Term Loan Agent, Ares Term Loan Lenders and the Borrowers, as amended, restated, amended and restated, supplemented or otherwise modified as permitted under the Intercreditor Agreement.

“Ares Term Loan Documents” shall mean the other “Credit Documents” as defined in the Ares Term Loan Agreement, as amended, restated, amended and restated, supplemented or otherwise modified as permitted under the Intercreditor Agreement.

“Ares Term Loan Lenders” shall mean the lenders from time to time party to the Ares Term Loan Agreement.

“Ares Term Loan Obligations” shall mean the Indebtedness of the Borrowers under the Ares Term Loan Documents.

“Arko” shall mean Arko Convenience Stores, LLC, a Delaware limited liability company, and its successors and assigns.

“ARKO Corp.” means ARKO Corp., a Delaware corporation.

“Arko Holdings” shall mean ARKO Holdings, Ltd., an Israeli company, and its successors and assigns.

“ARKO Real Estate Facility” shall mean Indebtedness incurred in connection with and evidenced by a Secured Promissory Note and mortgages, security documents, guarantees, and ancillary documents associated therewith, by and among GPM, GPM Southeast, LLC, GPM2, LLC, GPM3, LLC, GPM Midwest 18, LLC, Admiral Real Estate I, LLC, Admiral Petroleum II, LLC, GPM RE, LLC and Mountain Empire Oil Company, as co-borrowers, and ARKO Holdings or an affiliate/subsidiary, successor and/or designee thereof, as lender, in an aggregate principal amount not to exceed $25,000,000 in the aggregate at any time outstanding and with terms (including intercreditor terms as between Agent and ARKO Holdings or an affiliate/subsidiary, successor and/or designee thereof) that are otherwise reasonably acceptable to Agent and any replacement or substitutions in whole or in part thereof.

“Attributable Indebtedness” shall mean, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, excluding Capitalized Leases relating to real estate.

“Average Undrawn Availability” shall mean an amount equal to (i) the sum of Borrowers’ Undrawn Availability for the prior thirty (30) days, divided by (ii) thirty (30).

“Borrower” or “Borrowers” shall mean GPM, GPM1, LLC, a Delaware limited liability company, GPM2, LLC, a Delaware limited liability company, GPM3, LLC, a Delaware limited liability company, GPM4, LLC, a Delaware limited liability company, GPM5, LLC, a Delaware limited liability company, GPM6, LLC, a Delaware limited liability company, GPM8, LLC, a Delaware limited liability company, GPM9, LLC, a Delaware limited liability company, GPM Southeast, LLC, a Delaware limited liability company, E CIG Licensing, LLC, a Delaware limited liability company (“E CIG”), GPM Midwest, LLC, a Delaware limited liability company, GPM Midwest 18, LLC, a Delaware limited liability company, GPM Apple, LLC, a Delaware limited liability company, Florida Convenience Stores, LLC, a Delaware limited liability company GPM WOC Holdco, LLC, a Delaware limited liability company, WOC Southeast Holding Corp., a Delaware corporation, Village Pantries Merger Sub, LLC, a Delaware limited liability company, Village Pantry Specialty Holding, LLC, a Delaware limited liability company, Marsh Village Pantries, LLC, an Indiana limited liability company, Village Pantry, LLC, an Indiana limited liability company, Mundy Realty, LLC, an Indiana limited liability company, ViVa Pantry & Petro Operations, LLC, a Delaware limited liability company, Village Variety Store Operations, LLC, a Delaware limited liability company, Next Door Group, LLC, a Delaware limited liability company, Pantry Property, LLC, an Indiana limited liability company, Next Door RE Property, LLC, a Delaware limited liability company, Next Door Operations, LLC, a Delaware limited liability company, Colonial Pantry Holdings, LLC, a Delaware limited liability company, Admiral Petroleum Company, a Michigan corporation, Admiral Petroleum II, LLC, a Delaware limited liability company, Admiral Real Estate I, LLC, a Delaware limited liability company, Mountain Empire Oil Company, a Tennessee corporation, GPM Empire, LLC, a Delaware limited liability company, GPM RE, LLC, a Delaware limited liability company, GPM Gas Mart Realty Co, LLC, a Delaware limited liability company, and each Person joined to the PNC Credit Agreement as a borrower from time to time, and shall extend to all permitted successors and assigns of such Persons.

“Borrowers on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of the Borrowers and their respective Subsidiaries.

“Broyles Hospitality” shall mean Broyles Hospitality, LLC, a Tennessee limited liability company.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by Law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any LIBOR Rate Loans (as defined in the PNC Credit Agreement), such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including assets acquired through capital leases, which, in accordance with GAAP, would be classified on the balance sheet as property, plant and equipment.

“Capitalized Lease Obligation” shall mean, as applied to any Person, all obligations under Capitalized Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP, prior to the implementation of ASC 842 on January 1, 2019.

“Capitalized Leases” shall mean, as applied to any Person, all leases of property that have been or should be, in accordance with GAAP, recorded as finance leases on the balance sheet of such Person or any of its Subsidiaries, on a consolidated basis; provided, that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP; provided, further, that for purposes of representations, covenants, definitions (including any term defined under GAAP) and calculations made pursuant to the terms of this Agreement or with respect to any other provisions herein, GAAP will be deemed to treat operating leases and finance leases in a manner consistent with their treatment under GAAP prior to the implementation of ASC 842 on January 1, 2019, notwithstanding any modifications or interpretive changes thereto that occurred or may occur after such date and provided, further, that all financial statements required to be delivered hereunder shall be proposed in accordance with GAAP as in effect from time to time.

“Cash Equivalents” shall have the meaning set forth in Section 1.2 of the PNC Credit Agreement.

“Cash Management Liabilities” shall mean the indebtedness, obligations and liabilities of any Borrower to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider). For purposes of this Agreement and all of the Other Documents, all Cash Management Liabilities of any Borrower owing to any of Agent, any Lender or any Affiliate of Agent or any Lender shall be “Obligations” hereunder and under the Other Documents, and the Liens securing such Cash Management Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 of the PNC Credit Agreement.

“Cash Management Products and Services” has the meaning set forth in the Section 1.2 of the PNC Credit Agreement.

“Change of Ownership” shall mean:

(1) until the consummation of the Haymaker Transactions, (a) the Permitted Holders shall cease to Control (or shall not hold economic interests representing the ability to Control), directly or indirectly ARKO Holdings, (b) any Person, entity or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding the Permitted Holders) shall have acquired beneficial ownership or control of more than 35% of the outstanding voting or economic Equity Interests of ARKO Holdings, (c) Arko Holdings shall cease to beneficially own and Control, of record and beneficially, directly or indirectly, at least 50.1% of the outstanding voting or economic Equity Interests of Arko, (d) 51% or more of the Equity Interests of GPM are no longer owned or controlled, directly or indirectly by Arko, (e) 100% or more of the Equity Interests of GPM1, GPM2, GPM3, GPM4, GPM5, GPM6, GPM7, GPM8, GPM9, GPM Southeast, E CIG, GPM Midwest, GPM Midwest 18, GPM Apple, Florida Convenience Stores, GPM Empire, GPM RE, GPM Gas Mart and GPM WOC Holdco are no longer owned or controlled by GPM, (f) 100% of the Equity Interests of WOC Southeast, Admiral and MEOC are no longer owned or controlled by GPM WOC Holdco or another Borrower, (g) 100% of the Equity Interests of Village Pantries Merger are no longer controlled by WOC Southeast, (h) 100% of the Equity Interests of Colonial and Village Pantry Specialty are no longer controlled by Village Pantries Merger or another Borrower, (i) 100% of the Equity Interests of Marsh are no longer controlled by Village Pantry Specialty or another Borrower, (j) 100% of the Equity Interests of Village Pantry and Mundy are no longer controlled by Marsh or another Borrower, (k) 100% of the Equity Interests of ViVa, Village Variety, Next Door Group and Pantry Property are no longer controlled by Village Pantry or another Borrower, (l) 100% of the Equity Interests of Next Door RE and Next Door Operations are no longer controlled by Next Door Group or another Borrower, (m) 100% of the Equity Interests of Admiral II and Admiral Real Estate are no longer owned or controlled by Admiral and (n) any merger, consolidation or sale of substantially all of the property or assets of any Borrower except with or into another Borrower and except as otherwise permitted herein, and

(2) upon and at all times after the consummation of the Haymaker Transactions, (a) if during any twelve (12) consecutive month period, a majority of the members of the board of directors of GPM cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board by the members of GPM was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board, or (iii) whose election or nomination to that board by the members of GPM was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board, (b) any Person, entity or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any Permitted Holder) shall have acquired beneficial ownership or control of more than 50% of the outstanding voting or economic Equity Interests of ARKO Corp., (c) ARKO Corp. shall cease to beneficially own and Control, of record and beneficially, directly or indirectly, at least 50.1% of the outstanding voting or economic Equity Interests of GPM, (d) 100% of the Equity Interests of GPM1, GPM2, GPM3, GPM4, GPM5, GPM6, GPM7, GPM8, GPM9, GPM Southeast, E CIG, GPM Midwest, GPM Midwest 18, GPM Apple, Florida Convenience Stores, GPM Empire, GPM RE, GPM Gas Mart and GPM WOC Holdco are no longer owned or controlled by GPM, (e) 100% of the Equity Interests of WOC Southeast, Admiral and MEOC are no longer owned or controlled by GPM WOC Holdco or another Borrower, (f) 100% of the Equity Interests of Village Pantries Merger are no longer controlled by WOC Southeast, (g) 100% of the Equity Interests of Colonial and Village Pantry Specialty are no longer controlled by Village Pantries Merger or another Borrower, (h) 100% of the Equity Interests of Marsh are no longer controlled by Village Pantry Specialty or another Borrower, (i) 100% of the Equity Interests of Village Pantry and Mundy are no longer controlled by Marsh or another Borrower, (j) 100% of the Equity Interests of ViVa, Village Variety, Next Door Group and Pantry Property are no longer controlled by Village Pantry or another Borrower, (k) 100% of the Equity Interests of Next Door RE and Next Door Operations are no longer controlled by Next Door Group or another Borrower, (l) 100% of the Equity Interests of Admiral II and Admiral Real Estate are no longer owned or controlled by Admiral and (m) any merger, consolidation or sale of substantially all of the property or assets of any Borrower except with or into another Borrower and except as otherwise permitted herein.

(2) upon and at all times after the consummation of the Haymaker Transactions, (a) if during any twelve (12) consecutive month period, a majority of the members of the board of directors of GPM cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board by the members of GPM was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board, or (iii) whose election or nomination to that board by the members of GPM was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board, (b) any Person, entity or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any Permitted Holder) shall have acquired beneficial ownership or control of more than 50% of the outstanding voting or economic Equity Interests of ARKO Corp., (c) Arko Corp. shall cease to beneficially own and Control, of record and beneficially, directly or indirectly, at least 50.1% of the outstanding voting or economic Equity Interests of GPM, (d) 100% of the Equity Interests of GPM1, GPM2, GPM3, GPM4, GPM5, GPM6, GPM7, GPM8, GPM9, GPM Southeast, E CIG, GPM Midwest, GPM Midwest 18, GPM Apple, Florida Convenience Stores, GPM Empire, GPM RE, GPM Gas Mart and GPM WOC Holdco are no longer owned or controlled by GPM, (e) 100% of the Equity Interests of WOC Southeast, Admiral and MEOC are no longer owned or controlled by GPM WOC Holdco or another Borrower, (f) 100% of the Equity Interests of Village Pantries Merger are no longer controlled by WOC Southeast, (g) 100% of the Equity Interests of Colonial and Village Pantry Specialty are no longer controlled by Village Pantries Merger or another Borrower, (h) 100% of the Equity Interests of Marsh are no longer controlled by Village Pantry Specialty or another Borrower, (i) 100% of the Equity Interests of Village Pantry and Mundy are no longer controlled by Marsh or another Borrower, (j) 100% of the Equity Interests of ViVa, Village Variety, Next Door Group and Pantry Property are no longer controlled by Village Pantry or another Borrower, (k) 100% of the Equity Interests of Next Door RE and Next Door Operations are no longer controlled by Next Door Group or another Borrower, (l) 100% of the Equity Interests of Admiral II and Admiral Real Estate are no longer owned or controlled by Admiral and (m) any merger, consolidation or sale of substantially all of the property or assets of any Borrower except with or into another Borrower and except as otherwise permitted herein.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, any Borrower or any of its Affiliates.

“Closing Date” shall mean February 28, 2020.

“Collateral” shall have the meaning given to such term in Section 1.2 of the PNC Credit Agreement.

“Compliance Certificate” shall mean, as applicable: (i) a compliance certificate substantially in the form attached to the PNC Credit Agreement as Exhibit 1.2(a) to be signed by any Authorized Officer (as defined in the PNC Credit Agreement) of GPM, which shall state that, based on an examination sufficient to permit such officer to make an informed statement, (a) to best of such officer’s knowledge, no Default or Event of Default exists, or if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrowers with respect to such default and, such certificate shall have appended thereto calculations which set forth Borrowers’ compliance with the requirements or restrictions imposed by Sections 6.5, 7.2, 7.4, 7.7, 7.8 and 7.10 of the PNC Credit Agreement; and (b) that to the best of such officer’s knowledge, each Borrower is in compliance in all material respects with all federal, state and local Environmental Laws (as defined in the PNC Credit Agreement), or if such is not the case, specifying all areas of non-compliance and the proposed action such Borrower will implement in order to achieve full compliance or (ii) a certificate duly completed and executed by an Authorized Officer (as defined in the Ares Term Loan Agreement) of the Borrower substantially in the form of Exhibit C attached to the Ares Term Loan Agreement, together with such changes to or departures from such form as the Ares Term Loan Agent, the Collateral Agent (as defined in the Ares Term Loan Agreement) and Borrower may from time to time approve for the purpose of monitoring the Borrowers’ compliance with the Financial Performance Covenant (as defined in Section 10.12 of the Ares Term Loan Agreement), certain other calculations or as otherwise agreed to by the Ares Term Loan Agent and the Borrower.

“Consolidated EBITDA” shall mean net income of Borrowers on a Consolidated Basis (without duplication), plus (in each case, solely to the extent deducted in arriving at net income):

(i)	Consolidated Interest Expense for such period;

(ii)

federal, state and local income tax expense (including Tax Distributions), taxes on profit or capital (including without limitation, state franchise and similar taxes), and foreign franchise tax, withholding tax and like income tax paid or accrued by the Borrowers and their Subsidiaries for such period;

(iii)	depreciation and amortization expenses for such period;

(iv)	fees, expenses and other charges related to the Empire Acquisition in an aggregate principal amount not to exceed $10,000,000;

(v)

fees, expenses and other charges related to Permitted Acquisitions (other than the Empire Acquisition), investments or Dispositions to the extent permitted under the Other Documents (including those undertaken but not completed and those for which a purchase agreement was not signed), provided that the amounts set forth in this clause (v) shall not exceed the greater of (x) $10,000,000 or (y) 5% of the purchase price for all Permitted Acquisitions, in each case, in the aggregate for the applicable Test Period; provided, further, (A) that the amounts set forth in this clause (v) in respect of such Permitted Acquisitions, investments or Dispositions for which a purchase agreement has not been signed shall not exceed $2,000,000 in the aggregate for the applicable Test Period and (B) the dollar caps in this clause (v) shall not include purchases that occurred prior to the Closing Date;

(vi)

any losses, charges or expenses that are extraordinary, unusual or non-recurring (including losses on sale of assets or businesses outside the ordinary course of business and relating to or arising in connection with claims or litigation (including legal fees, settlements, judgments and awards)), provided that such amounts, taken together with all other add-backs that are subject to the Aggregate Cap, do not exceed the Aggregate Cap;

(vii)

any non-cash expenses, losses, charges or impairments, amortization charges or asset write offs and write downs (but excluding any write offs or write downs of inventory), including any non-cash compensation charges and expenses or relating to the incurrence of obligations in respect of an “earn-out” or similar contingent obligations (but only for so long as such expense, loss or charge remains a non-cash contingent obligation); provided that if any such non-cash expenses, losses, charges or impairments represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period;

(viii)

non-recurring cash expenses for restructuring charges or expenses, integration expenses, accruals, reserves and business optimization expenses (including store opening and closing costs); provided that such amounts, taken together with all other add-backs that are subject to the Aggregate Cap, do not exceed the Aggregate Cap;

(ix)	net unrealized losses on Interest Rate Hedges; and

(x)

(A) net cost savings and operating expense reductions actually implemented by the Borrowers or any Subsidiary of a Borrower or related to the Transactions or a Permitted Acquisition, which are expected to be realized in the good faith judgment of the Borrowers within 18 months from the end of the applicable Test Period, or from the consummation of the Permitted Acquisition, as applicable, and (B) synergies projected to be realized as a result of actions taken which are expected to be realized in the good faith judgment of the Borrowers within 18 months from the end of the applicable Test Period, or from the consummation of the Permitted Acquisition, as applicable, so long as (A) and (B) are reasonably identifiable and factually supportable as certified by a responsible officer of the Borrowers; provided that such amounts, taken together with all other add-backs that are subject to the Aggregate Cap, do not exceed the Aggregate Cap; minus:

(xi)	unusual, extraordinary or non-recurring gains;

(xii)	all non-cash items increasing net income of Borrowers on a Consolidated Basis in such period except for non-cash items that amortize for cash or equipment in a prior period; and

(xiii)	net unrealized gains on Interest Rate Hedges.

Notwithstanding the foregoing or anything herein to the contrary, (x) for the purpose of calculating Consolidated EBITDA for any Test Period, if during such Test Period Borrowers or any Subsidiary shall have made a Permitted Acquisition, Consolidated EBITDA for such Test Period shall be calculated after giving effect on a pro forma basis to the earnings before interest, taxes, depreciation and amortization of any acquired entity, including, in each case during such period, as if such Permitted Acquisition had occurred on the first day of such period, (y) for purposes of calculating Consolidated EBITDA with respect to any Subsidiary other than the MLP that is not a wholly-owned Subsidiary, such calculation shall exclude the pro rata portion of gains and losses that are (i) attributable to minority interests in such Subsidiary or (ii) not available for distribution to or for the account of a Borrower or its Subsidiary that is a wholly-owned Subsidiary, and (z) solely for purposes of calculating the portion of Consolidated EBITDA with respect to the MLP, (A) the amount of any general partner distributions projected to be payable to or accrued for the benefit of the wholly-owned general partner of the MLP (provided that if such distributions are not payable to such general partner, they shall be payable to another wholly-owned Subsidiary of the Borrowers) in the applicable fiscal quarter and the three immediately succeeding fiscal quarters shall be included and (B) any Second Tier Distributions (as such term is defined in the Third Amended and Restated Agreement of Limited Partnership of the MLP) in an aggregate amount not to exceed $7,000,000 projected to payable to or accrued for the benefit of a Borrower (provided that if such distributions are not payable to a Borrower, they shall be payable to another wholly-owned Subsidiary of a Borrower) in the fiscal quarter in which the Empire Acquisition is consummated and in the three immediately succeeding fiscal quarters, to the extent not paid prior to the Closing Date, shall be included and (C) such calculation shall exclude the pro rata portion of gains and losses that are (i) attributable to minority interests in the MLP or (ii) not available for distribution to or for the account of a Borrower or its wholly-owned Subsidiary; provided, that (A) to the extent any amount added back pursuant to clause (z)(A) above shall not have been received by the general partner of the MLP (or such other wholly-owned Subsidiary, as applicable) by January 31, 2021, there shall be a reduction in Consolidated EBITDA in the immediately succeeding Test Period in an amount equal to the difference between the amount so added back and the amount actually received by such general partner or wholly-owned Subsidiary and (B) to the extent any amount added back pursuant to clause (z)(B) above shall not have been received by such Borrower (or such other wholly-owned Subsidiary, as applicable) within 12 months of the consummation of the Empire Acquisition, there shall be a reduction in Consolidated EBITDA in the immediately succeeding Test Period in an amount equal to the difference between the amount so added back and the amount actually received by such Borrower or wholly-owned Subsidiary.

“Consolidated Interest Expense” shall mean, for any specified period, for Borrowers on a Consolidated Basis, the sum of: (a) all interest, premium payments, debt discount, fees, charges and related expenses (including exchange rate differences) in respect of Indebtedness for borrowed money (including, without limitation, the interest component of any payments in respect of Capitalized Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period), in each case, to the extent treated as interest in accordance with GAAP, plus (b) commissions, discounts and other fees and charges owed by Borrowers or any of their Subsidiaries in respect of letters of credit securing financial obligations and bankers’ acceptance financings, plus (c) the net amount payable (or minus the net amount receivable) in respect of Interest Rate Hedges relating to interest during such period but excluding unrealized gains and losses with respect to any such Interest Rate Hedges.

“Consolidated Total Debt” shall mean, at any date, (a) the sum of (without duplication) all Indebtedness (other than letters of credit, bank guarantees or surety bonds (to the extent undrawn) and Insurance Notes) consisting of Indebtedness for borrowed money of the Borrowers on a Consolidated Basis, minus (b) the lesser of (x) the aggregate principal amount of Indebtedness then outstanding in respect of equipment capital leases and equipment loans and (y) $20,000,000, minus (c) up to the amount of any Indebtedness included in clause (a) in respect of the MLP Credit Agreement, the fair market value of the amount of Collateral (as defined in the MLP Credit Agreement), minus (d) the lesser of (x) unrestricted cash and Cash Equivalents on hand of the Borrowers and their Subsidiaries and (y) $75,000,000; provided that, notwithstanding the foregoing or anything herein to the contrary, Consolidated Total Debt shall exclude the pro rata portion of Indebtedness attributable to minority interests in the MLP or any other Subsidiary that is not a wholly-owned Subsidiary.

“Contingent Liability” shall mean, for any Person, any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Equity Interests of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be (x) the outstanding principal amount of the debt, obligation or other liability guaranteed thereby or (y) if such Contingent Liability is secured by a Lien on any assets of such Person, the lesser of (A) the amount of the Indebtedness secured by such Lien and (B) the value of the assets subject to such Lien.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” shall mean, at any time, each Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Borrower, are treated as a single employer under Section 414 of the Code.

“Credit Card Notifications” shall have the meaning set forth in Section 4.15(d)(ii) of the PNC Credit Agreement.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract rights, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.

“Debt Payments” shall mean and include (a) all cash actually expended by any Borrower to make interest payments on any Advances under the PNC Credit Agreement, plus (b) accrued but unpaid interest on account of LIBOR Rate Loans (as defined in the PNC Credit Agreement) hereunder, plus (c) all cash actually expended by any Borrower to make payments for all fees, commissions and charges set forth in the PNC Credit Agreement and with respect to any Advances under the PNC Credit Agreement (other than the float charges set forth in Section 2.6(b) of the PNC Credit Agreement), plus (d) all cash actually expended by any Borrower to make payments on Capitalized Lease Obligations, plus (e) all cash actually expended by any Borrower to make payments with respect to any other Indebtedness for borrowed money (including, without limitation, any payments under the Supplier Notes, unless a third party is providing funds to offset amounts paid under the applicable Supplier Note and excluding, for the avoidance of doubt, principal payments on the Revolving Advances), plus (f) all cash actually expended by any Borrower to make interest payments and scheduled principal payments on the Ares Term Loan Obligations, plus (g) payments for all fees, commissions and charges with respect to the Ares Term Loan Obligations, provided, however, that (x) non-cash amortization (which does not include any payment made by virtue of any set-off) of the Supplier Notes and (y) cash payments towards satisfaction of the Insurance Notes shall not constitute Debt Payments.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Disposition” shall mean, with respect to any Person, any sale, transfer, lease (as lessor), contribution or other conveyance (including by way of merger, consolidation, division, liquidation, or distribution) of, or the granting of options, warrants or other rights to, any of such Person’s or their respective Subsidiaries’ assets (including Receivables and Equity Interests of Subsidiaries) to any other Person in a single transaction or series of transactions and shall also include the allocation of any assets to any series of such Person.

“Disqualified Equity Interests” shall mean any Equity Interests which, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition, (a) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof, in whole or in part, on or prior to the date which is 91 days following the last day of the Term (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event results in the Payment in Full of the Obligations), (b) are convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case, at any time on or prior to the date which is 91 days following the last day of the Term, or (c) are entitled to receive scheduled dividends or distributions in cash prior to the time that the Obligations are Paid in Full.

“Empire” shall mean Empire Petroleum Partners, LLC.

“Empire Acquisition” shall mean the acquisition of substantially all of the assets of Empire pursuant to the Empire Acquisition Agreement.

“Empire Acquisition Agreement” shall mean that certain Asset Purchase Agreement dated December 17, 2019 (together with the exhibits and disclosure schedules thereto) among GPM Southeast, GPM Petroleum, LLC and Empire.

“Equipment” shall mean and include as to each Borrower all of such Borrower’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Event of Default” shall, solely for purposes of this Agreement, have the meaning set forth in Article X of the PNC Credit Agreement as well as the meaning set forth in Section 11.01 of the Ares Term Loan Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Hedge Liability or Liabilities” shall have the meaning set forth in Section 1.2 of the PNC Credit Agreement.

“Fee Letter” shall mean the Amended, Restated and Consolidated Fee Letter dated as of the Closing Date among Borrowers and PNC, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Financial Covenant or Financial Reporting Event of Default” shall mean any Event of Default arising under Section 10.5(a) of the PNC Credit Agreement (solely with respect to a breach under Section 6.5 of the PNC Credit Agreement or a failure to comply with Sections 9.7, 9.8, or 9.9, of the PNC Credit Agreement) or Section 11.01(c) of the Ares Term Loan Agreement (solely as a result of a breach of Section 10.12 of the Ares Term Loan Agreement).

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) Consolidated EBITDA, minus Unfunded Capital Expenditures made during such period, minus distributions (including Tax Distributions) and dividends made during such period to a party that is not a Borrower, minus cash taxes paid during such period, plus cash tax refunds received during such period, to (b) all Debt Payments made during such period.

“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency entered into by any Borrower or any of their respective Subsidiaries.

“Foreign Currency Hedge Liabilities” shall mean the liabilities of the Borrowers and their Subsidiaries owing to the provider of a Foreign Currency Hedge. For purposes of this Agreement and all of the Other Documents, all Foreign Currency Hedge Liabilities of any Borrower or Subsidiary that is party to any Lender-Provided Foreign Currency Hedge (as defined in the PNC Credit Agreement) shall, for purposes of this Agreement and all of the Other Documents, be “Obligations” of such Person and of each other Borrower, be guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 of the PNC Credit Agreement.

“Formula Amount” shall have the meaning set forth in Section 2.1(a) of the PNC Credit Agreement.

“Fourth Amendment Date” shall mean April 30, 2021.

“General Intangibles” shall mean and include as to each Borrower all of such Borrower’s general intangibles, whether now owned or hereafter acquired, including all payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, trademark applications, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and updates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to such Borrower to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables) all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“GPMI Operating Agreement” shall mean that certain Sixth Amendment and Restatement of the Limited Liability Company Operating Agreement of GPM Investments, LLC, dated as of the Closing Date, as amended, amended and restated or otherwise modified from time to time in accordance with the terms hereof.

“Guarantee Obligations” shall mean, as to any Person, any Contingent Liability of such Person or other obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, that the term “Guarantee Obligations” shall not include (x) endorsements of instruments for deposit or collection in the Ordinary Course of Business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under the PNC Credit Agreement (other than with respect to Indebtedness) or (y) Excluded Hedge Liabilities. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantor” shall mean Holdings, Arko, Harvest Investor and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.

“Guarantor Security Agreement” shall mean any security agreement executed by any Guarantor in favor of Agent securing the Obligations or the Guaranty of such Guarantor, in form and substance satisfactory to Agent.

“Guaranty” shall mean any guaranty of the Obligations executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to Agent.

“Harvest Investor” shall mean GPM HP SCF Investor, LLC, a Delaware limited liability company, and its successors and assigns.

“Haymaker” shall mean Haymaker Acquisition Corp. II, a Delaware corporation, and its successors and assigns.

“Haymaker Transactions” shall have the meaning giving to such term in paragraph B of the Background section of the Third Amendment to the PNC Credit Agreement dated as of December 21, 2020.

“Hedge Liabilities” shall have the meaning provided in the definition of “Lender-Provided Interest Rate Hedge.”

“Holdings” shall mean GPM Member LLC, a Delaware limited liability company and successor in interest to GPM Holdings, Inc., a Delaware corporation.

“Indebtedness” shall mean, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance GAAP:

(a) all indebtedness of such Person for borrowed money and purchase money indebtedness, and all other indebtedness of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all obligations of such Person arising under letters of credit (including standby and commercial), of bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net Hedge Liabilities of such Person;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than earn-outs and ordinary course trade payables);

(e) indebtedness of others (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests;

(h) all Guarantee Obligations of such Person in respect of any of the foregoing; and

(i) any earn-out or deferred purchase price adjustment obligation (including seller notes) with respect to (x) a Permitted Acquisition, (y) a permitted Investment or (z) any acquisition consummated on or prior to the Closing Date, in each case, only when such obligation shall become earned and due (and remains unpaid);

provided that Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business, (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset, (iii) endorsements of checks or drafts arising in the ordinary course of business, (iv) preferred Equity Interests to the extent not constituting Disqualified Equity Interests, (v) trade accounts payable and other accrued expenses, in each case, incurred in the ordinary course of business other than trade accounts payable in an aggregate amount in excess of $5,000,000 that are more than sixty (60) days past due, (vi) any earn-out or deferred purchase price adjustment obligation with respect to (x) a Permitted Acquisition, (y) a permitted Investment or (z) any acquisition consummated on or prior to the Closing Date, in each case, until such obligation shall become earned and due and not promptly paid or (vii) deferred compensation payable to directors, officers or employees of any Borrower or any Subsidiary of a Borrower.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or equivalent entity) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt. The amount of any net Hedge Liabilities on any date shall be deemed to be the Swap Termination Value (as defined in the PNC Credit Agreement) thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Insurance Notes” means those certain Premium Finance Agreements executed by a Borrower, each evidencing the obligation of the Borrower to repay financed insurance premiums in connection with the insurance procured by Borrowers in the ordinary course of Borrowers’ business.

“Intercompany Subordination Agreement” shall mean the Intercompany Subordination Agreement, executed and delivered by each Borrower, each of their respective Subsidiaries from time to time party thereto, and the Agent, as amended, restated, supplemented or otherwise modified from time to time, and in form and substance reasonably satisfactory to the Agent.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the Closing Date, by and between Agent and Ares Term Loan Agent, and acknowledged by the Borrowers, as amended, modified, supplemented, renewed, restated or replaced from time to time in accordance with the express terms thereof.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Borrower, Guarantor and/or their respective Subsidiaries in order to provide protection to, or minimize the impact upon, such Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Hedge Liabilities” shall mean the liabilities owing to the provider of any Interest Rate Hedge. For purposes of this Agreement and all of the Other Documents, all Interest Rate Hedge Liabilities of any Borrower or Subsidiary that is party to any Lender-Provided Interest Rate Hedge shall be “Obligations” hereunder and under the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person, and the Liens securing such Interest Rate Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 of the PNC Credit Agreement.

“Inventory” shall mean and include as to each Borrower all of such Borrower’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Investment Property” shall mean and include as to each Borrower, all of such Borrower’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts.

“Issuer” shall mean any Person who issues a Letter of Credit and/or accepts a draft pursuant to the terms of the PNC Credit Agreement.

“Latest Maturity Date” shall have the meaning given to such term in the Ares Term Loan Agreement, as in effect on the Closing Date.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to the PNC Credit Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which the Agent confirms meets the following requirements: such Interest Rate Hedge (a) is documented in a standard International Swap Dealer Association Agreement, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes.

“Letters of Credit” shall have the meaning set forth in Section 2.9 of the PNC Credit Agreement.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“M&T Equipment Debt” shall mean the Indebtedness owing to M&T Bank, subject to the provisions of Section 7.8(d) of the PNC Credit Agreement, and specifically including the Indebtedness evidenced by the Term Notes (as defined in the M&T Credit Agreement) evidencing the Equipment Loan (as defined in the M&T Credit Agreement), together with any other notes and agreements in favor of M&T Bank evidencing Indebtedness incurred in connection with the acquisition of any fixtures, equipment and other personal property acquired after the Fourth Amendment Date; and mortgages, security documents, guarantees, and ancillary documents associated therewith, and any Permitted Refinancing thereof, in each case, as amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time.

“M&T Loan Documents” shall mean any and all of the loan documents evidencing, securing, or otherwise executed in connection with the M&T Credit Facilities, including, without limitation, (i) this Agreement, and (ii) that certain Second Amended, Restated and Consolidated Credit Agreement dated of even date herewith (the “M&T Credit Agreement”), all as modified, amended, renewed, restated or replaced from time to time.

“M&T Priority Collateral” shall mean (a) the Real Property, fixtures, equipment and other personal property securing the M&T Real Estate Debt and/or the M&T Equipment Debt as of the Fourth Amendment Date and any Real Property, fixtures, equipment and other personal property (for the avoidance of doubt, other than the M&T Specified Equipment Boot Collateral) acquired with the proceeds of, and securing, the M&T Real Estate Debt and/or the M&T Equipment Debt after the Fourth Amendment Date; provided, however, that the aggregate value of the M&T Priority Collateral added after the Fourth Amendment Date (other than the M&T Specified Equipment Boot Collateral) shall not exceed one hundred forty-two and nine-tenths percent (142.9%) of the M&T Real Estate Debt and the M&T Equipment Debt as of the date the Lien in such M&T Priority Collateral is granted to M&T Bank and (b) the M&T Specified Equipment Boot Collateral.

“M&T Real Estate Debt” shall mean the Indebtedness owing to M&T Bank, subject to the provisions of Section 7.8(u) of the PNC Credit Agreement, and specifically including the Indebtedness evidenced by the following: (a) the Second Amended, Restated and Consolidated Term Note dated of even date herewith made by the M&T Borrowers for the benefit of M&T Bank in the original principal amount of $35,000,000, and (b) any other notes and agreements in favor of M&T Bank evidencing Indebtedness incurred in connection with the acquisition of any Real Property acquired after the Fourth Amendment Date; and mortgages, security documents, guarantees, and ancillary documents associated therewith, and any Permitted Refinancing thereof, in each case, as amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time.

“M&T Specified Equipment Boot Collateral” shall mean (a) Store #4650 located at 2303 Hess Avenue, Saginaw, MI 48601; (b) Store #4655 located at 5120 Corunna Road, Flint, MI 48532; (c) Store # 4662 located at 2500 Airport Road, Jackson, MI 49202; (d) Store #4670 located at 1059 E. Huron Avenue, Bad Axe, MI 48413; (e) Store #4681 located at 1312 Michigan Avenue E, Battle Creek, MI 49014; (f) Store #4684 located at 8060 North 32nd Street, Richland, MI 49083; (g) Store #4689 located at 790 North Broadway Street, Union City, MI 49094.

“Master Mortgagee Agreement” shall mean the Amended and Restated Master Mortgagee Agreement dated as of the Closing Date between Agent, in its capacity as agent for the Lenders, M&T Bank, and Ares Term Loan Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Master Reaffirmation Agreement” shall mean that certain Master Reaffirmation Agreement dated as of the Closing Date by and among Borrowers and Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of, taken as a whole, the operations, assets, business, properties or prospects of any Borrower, (b) any Borrower’s ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of a material portion of the Collateral, or Agent’s Liens on a material portion of the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under the PNC Credit Agreement and the Other Documents.

“Maximum Revolving Advance Amount” shall mean $140,000,000 as such amount may be increased in accordance with Section 2.25 of the PNC Credit Agreement.

“Maximum Undrawn Amount” shall mean with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“MLP” shall mean GPM Petroleum LP, a Delaware limited partnership.

“Note” shall mean, collectively, the Revolving Credit Note and the Swing Loan Note.

“Obligations” shall mean and include any and all loans (including without limitation, all Advances and Swing Loans), advances, debts, liabilities, obligations (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit issued hereunder), covenants and duties owing by any Borrower or Guarantor to Issuer, Swing Loan Lender, Lenders or Agent (or to any other direct or indirect subsidiary or affiliate of Issuer, any Lender, Swing Loan Lender or Agent) of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Borrower and any indemnification obligations payable by any Borrower arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether or not for the payment of money, whether arising by reason of an extension of credit, opening or issuance of a letter of credit, loan, equipment lease, establishment of any purchase card or similar facility or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Agent’s or any Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortuous, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement, instrument or document (including this Agreement, the Other Documents, Lender-Provided Interest Rate Hedges, Lender-Provided Foreign Currency Hedges (as defined in the PNC Credit Agreement) and any Cash Management Products and Services), in any such case to the extent advanced to or owing by any Borrower or Guarantor or any Subsidiary of any Borrower or Guarantor under, arising under or out of and/or related to (i) the PNC Credit Agreement, the Other Documents and any amendments, extensions, renewals or increases thereto, including all costs and expenses of Agent, Issuer, and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Borrower to Agent, Issuer or Lenders to perform acts or refrain from taking any action, (ii) all Hedge Liabilities and (iii) all Cash Management Liabilities. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“Ordinary Course of Business” shall mean with respect to any Borrower, the ordinary course of such Borrower’s business conducted on the Closing Date, as it may be, subject to Section 5.22 of the PNC Credit Agreement, change from time to time.

“Other Documents” shall mean the Notes, the Fee Letter, any Guaranty, any Guarantor Security Agreement, the Pledge Agreement, any Lender-Provided Interest Rate Hedge, any Lender-Provided Foreign Currency Hedge (as defined in the PNC Credit Agreement), any Cash Management Products and Services, the Intercreditor Agreement, the Credit Card Notifications, the

Master Reaffirmation Agreement, the Uncertificated Securities Control Agreement (as defined in the PNC Credit Agreement), the Intercompany Subordination Agreement and any and all other agreements, instruments and documents, including intercreditor agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by the PNC Credit Agreement.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly more than 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

“Payment in Full” or “Paid in Full” shall mean, with respect to the Obligations, the indefeasible payment and satisfaction in full in cash of all of the Obligations (other than contingent indemnification liabilities for which a claim has not been made) in cash or in other immediately available funds; provided that (a) in the case of any Obligations with respect to outstanding Letters of Credit, in lieu of the payment in full in cash, the delivery of cash collateral or a backstop letter of credit in form and substance reasonably satisfactory to the applicable Issuer in an amount equal to 105% of the Maximum Undrawn Amount of all outstanding Letters of Credit shall constitute payment in full of such Obligations and (b) in the case of any Obligations with respect to Cash Management Products and Services and any Lender-Provided Interest Rate Hedges or Lender-Provided Foreign Currency Hedges, in lieu of the payment in full in cash, the delivery of cash collateral in such amounts as shall be required by the applicable Lender or other arrangements in form and substance reasonably satisfactory to such Lender in respect thereof shall constitute payment in full of such Obligations. Notwithstanding the foregoing, in the event that, after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue as if such payment or proceeds had not been received by Agent or such Lender.

“Permitted Acquisitions” shall mean:

(a) the Empire Acquisition; provided, however, that no assets acquired in the Empire Acquisition shall be included in the Formula Amount until Agent has received a field examination and appraisal of such assets, in each case, in form and substance acceptable to Agent;

(b) any acquisition that has the closing purchase price funded solely by the MLP (except up to $2,000,000 of the purchase price plus the amount of inventory acquired, funded and to be retained by a Borrower for sale in the ordinary course of business); or

(c) any other acquisition that meets the following conditions:

(i) at least ten (10) Business Days prior to the date on which any such purchase or acquisition is to be consummated, the Borrowers shall deliver to Agent, on behalf of the Lenders, (i) a description of the proposed acquisition, (ii) to the extent available, a due diligence package (including other customary third party reports that are permitted to be shared), (iii) to the extent available, a quality of earnings report and (iv) such additional information regarding the target of the proposed acquisition as reasonably requested by Agent.

(ii) such Person and its Subsidiaries shall be required to become Borrowers under the PNC Credit Agreement and under the other applicable Other Documents pursuant to one or more joinder agreements in form reasonably satisfactory to the Agent and otherwise comply with its obligations under Section 7.12 hereof within the timeframes set forth therein; provided, that this clause (ii) shall not apply with respect to Persons (or their assets) and their respective Subsidiaries that are not required to become Borrowers (or assets with respect to which the Agent does not receive a security interest) pursuant to Section 7.12 of the PNC Credit Agreement; provided, further, that the total consideration paid during the term of this Agreement in respect of all Permitted Acquisitions with respect to which the acquisition target does not become a Borrower, as set forth in Section 7.12 of the PNC Credit Agreement, or the purchased assets are not required to become Collateral, as set forth in Section 7.12 of the PNC Credit Agreement, shall not exceed an amount equal to $5,000,000 (provided that any cash and Cash Equivalents in foreign bank accounts of Foreign Subsidiaries shall not be subject to such cap);

(iii) immediately before and immediately after giving effect to any such purchase and any Indebtedness incurred or assumed in connection therewith on a Pro Forma Basis, no Event of Default shall have occurred and be continuing; provided that in connection with a Limited Condition Acquisition (as defined in the PNC Credit Agreement), compliance with this clause (iii) shall be required on the date of signing such Limited Condition Acquisition (as defined in the PNC Credit Agreement) and shall require that no Specified Event of Default shall have occurred and be continuing immediately before and after giving effect to such Permitted Acquisition and any Indebtedness assumed or incurred in connection therewith;

(iv) the acquisition of such Person and its Subsidiaries would not cause the Borrowers to breach the covenant contained in Section 7.9 of the PNC Credit Agreement;

(v) such acquisition is not a hostile or contested acquisition;

(vi) either (A) at the time of and after giving effect to such acquisition, Borrowers have Undrawn Availability and Average Undrawn Availability of not less than twenty five percent (25%) of the Maximum Revolving Advance Amount or (B) (I) at the time of and after giving effect to such acquisition, Borrowers have Undrawn Availability and Average Undrawn Availability of not less than fifteen percent (15%) of the Maximum Revolving Advance Amount and (II) the Borrowers shall have delivered to Agent a pro forma balance sheet, pro forma financial statements and a compliance certificate demonstrating that, upon giving effect to such acquisition on a Pro Forma Basis, the Fixed Charge Coverage Ratio of the Borrowers on a Consolidated Basis, would be not less than 1:10 to 1.00, measured as of the most recent Test Period; and

(vii) no assets acquired in any such acquisition shall be included in the Formula Amount until Agent has received a field examination and appraisal of such assets, in form and substance acceptable to Agent; provided, however, that in the case of any Permitted Acquisition where the acquired convenience store assets do not exceed ten percent (10%) of the Formula Amount (before including the acquired assets in the Formula Amount), such convenience store assets may be included in the Formula Amount prior to Agent receiving a field examination or appraisal for such assets to the extent such assets otherwise satisfy the applicable eligibility criteria; provided, further, however, that the aggregate amount of all such acquired convenience store assets included in the Formula Amount prior to the completion of a field examination and appraisal of such assets shall not exceed fifteen (15%) of the Formula Amount at any time.

For the purposes of calculating Undrawn Availability under this definition, any assets being acquired in the proposed acquisition shall be included in the Formula Amount on the date of closing of such acquisition so long as Agent has received an audit or appraisal of such assets as set forth in clause (vii) above, and so long as such assets satisfy the applicable eligibility criteria.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) credit judgment.

“Permitted Holders” shall mean:

(1) until the consummation of the Haymaker Transactions, any of (a) Arie Kotler and/or Morris Willner, (b) the spouse or widow or widower of any person referenced in clause (a), (c) a parent, sibling, or lineal descendant (or spouse of such descendant) of any person referenced in clause (a), (d) the estate or personal representative of any person referenced in clause (a), (e) any trust created for the benefit of anyone referenced in clauses (a), (b) or (c), or (f) any entity (including any corporation, venture (general or limited), partnership (general or limited), limited liability company, association, joint stock company, trust or other business entity or organization) controlled by one or more of the persons or trust(s) referenced in clauses (a), (b), (c) or (e), and

(2) upon and at all times after the Haymaker Transactions, any of (a) Arie Kotler, Morris Willner and/or Davidson Kempner Management L.P. and its Controlled Investment Affiliates, (b) the spouse or widow or widower of any person referenced in clause (a), (c) a parent, sibling, or lineal descendant (or spouse of such descendant) of any person referenced in clause (a), (d) the estate or personal representative of any person referenced in clause (a), (e) any trust created for the benefit of anyone referenced in clauses (a), (b) or (c), or (f) any entity (including any corporation, venture (general or limited), partnership (general or limited), limited liability company, association, joint stock company, trust or other business entity or organization) controlled by one or more of the persons or trust(s) referenced in clauses (a), (b), (c) or (e).

“Permitted Refinancing” shall mean a refinancing, replacement, renewal, restatement, extension or exchange of Indebtedness that:

(a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness (including any unfunded commitments) being refinanced, replaced, renewed, restated, extended or exchanged, except by an amount equal to the unpaid accrued interest and premium thereon, defeasance costs and other reasonable amounts paid and fees and expenses incurred in connection therewith;

(b) has a weighted average life to maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced, replaced, renewed, restated, extended or exchanged; provided that this clause (b) shall not apply to a refinancing of purchase money Indebtedness and Capitalized Lease Obligations; provided further that if such purchase money Indebtedness or Capitalized Lease Obligations has a maturity date (measured as of the date immediately before such refinancing) after the Latest Maturity Date, the maturity date after such refinancing shall not be shortened to a date before the maturity date of the Latest Maturity Date;

(c) is not entered into as part of a sale leaseback transaction;

(c) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced, replaced, renewed, restated, extended or exchanged;

(d) the obligors of which are the same as the obligors of the Indebtedness being refinanced, replaced, renewed, restated, extended or exchanged, except that any Borrower may be an obligor thereof if otherwise permitted by the PNC Credit Agreement;

(e) is payment and/or lien subordinated to the Obligations at least to the same extent and in the same manner as the Indebtedness being refinanced, replaced, renewed, restated, extended or exchanged; and

(f) is otherwise on terms no less favorable to the Borrowers and their Subsidiaries, taken as a whole, than those of the Indebtedness being refinanced, replaced, renewed, restated, extended or exchanged.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan), maintained for employees of any Borrower or any member of the Controlled Group or any such Plan to which any Borrower or any member of the Controlled Group is required to contribute.

“Pledge Agreement” shall mean, collectively, (a) the Amended, Restated and Consolidated Collateral Pledge Agreement executed by each of Holdings, Arko and Harvest Investor in favor of Agent dated as of the Closing Date and (b) any other pledge agreements executed subsequent to the Closing Date by any other Person to secure the Obligations.

“Primary Suppliers” shall mean, collectively, Valero, BP, Exxon, Marathon, Shell, Motiva and Core-Mark and each individually referred to as a “Primary Supplier.”

“Pro Forma Basis” shall mean, with respect to any period, the proposed incurrence of Indebtedness or making of a Restricted Payment or payment in respect of Indebtedness in respect of which compliance with any financial ratio is by the terms of the PNC Credit Agreement required to be calculated on a Pro Forma Basis as if such event or events had been consummated and incurred at the beginning of the applicable period for any applicable financial covenant, performance or similar test. In making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and not to finance any acquisition) issued, incurred, assumed or permanently repaid during the applicable period shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) Consolidated Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in the preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods, as reasonably and in good faith calculated by the Borrower as set forth in a certificate of a financial officer of the Borrower. Notwithstanding the foregoing or anything herein to the contrary, Pro Forma Basis shall exclude the pro rata portion of Indebtedness and Consolidated Interest Expense that are attributable to minority interests in the MLP or any other Subsidiary that is not a wholly-owned Subsidiary.

“Properly Contested” shall mean, in the case of any Indebtedness or Lien, as applicable, of any Person (including any taxes) that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof: (a) such Indebtedness or Lien, as applicable, is being properly contested in good faith by appropriate negotiation, and where appropriate, as determined by Agent in its Permitted Discretion, proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Indebtedness will not have a Material Adverse Effect and will not result in the forfeiture of any assets of such Person; (d) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of the Agent (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (e) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (f) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

“Qualified Equity Interests” shall mean any Equity Interests that are not Disqualified Equity Interests.

“Real Property” shall mean all of the real property owned, leased or operated by any Borrower on or after the Closing Date, together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables” shall mean and include, as to each Borrower, all of such Borrower’s accounts, contract rights, instruments (including those evidencing indebtedness owed to such Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to such Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent under the PNC Credit Agreement.

“Reserves” shall mean, following five (5) Business Days notice to Borrowers (unless exigent circumstances otherwise exist which make such notice unreasonable in the reasonable discretion of Agent, in which case no notice will be required), such reserves against the Maximum Revolving Advance Amount or the Formula Amount, as Agent may reasonably deem proper and necessary from time to time in its Permitted Discretion.

“Restricted Payment” shall mean, with respect to any Person, (a) the declaration or payment of any dividend on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Equity Interests of such Person or any warrants or options to purchase any such Equity Interests, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property, (b) any payment of a management fee (or other fee of a similar nature) by such Person to any holder of its Equity Interests or any Affiliate thereof and (c) the payment or prepayment of principal of, or premium or interest on, any Indebtedness subordinate in right of payment to the Obligations unless such payment is permitted under the terms of the subordination agreement applicable thereto.

“Revolving Advances” shall mean Advances made other than Letters of Credit and the Swing Loans.

“Revolving Credit Note” shall mean the promissory note referred to in Section 2.1(a) of the PNC Credit Agreement.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Specified Event of Default” shall mean any Event of Default arising under Section 10.1, 10.5(a) (solely as a result of a breach of Section 6.5), Section 10.7 or Section 11.01(c) of the Ares Term Loan Agreement (solely as a result of a breach of Section 10.12 of the Ares Term Loan Agreement).

“Subsidiary” or “Subsidiaries” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Supplier Notes” shall mean obligations of a Borrower under an agreement with a fuel supplier or Primary Supplier, or any other agreement to which such Borrower is a party or otherwise bound, pursuant to which such Borrower is obligated to pay, repay, reimburse or indemnify the counterparty(ies) under any such agreement for branding expenses or incentive funds, in each case, resulting from the termination of any such agreement.

“Swing Loan Lender” shall mean PNC, in its capacity as lender of the Swing Loans.

“Swing Loan Note” shall mean the promissory note described in Section 2.4(a) of the PNC Credit Agreement.

“Swing Loans” shall mean the Advances made pursuant to Section 2.4 of the PNC Credit Agreement.

“Tax Distribution” shall mean, for each taxable year in which GPM is considered a partnership or a “disregarded entity” for U.S. federal income tax purposes, distributions made by GPM to its owner(s) defined as tax distributions and permitted under the GPMI Operating Agreement.

“Term” shall have the meaning set forth in Section 13.1 of the PNC Credit Agreement.

“Test Period” shall mean, for any date of determination, as applicable, the four (4) consecutive fiscal quarters of the Borrowers most recently ended with respect to which the Agent or Ares Term Loan Agent, as applicable, has received (or was required to have received) certified financial statements pursuant to Section 9.8 of the PNC Credit Agreement or Section 9.01 of the Ares Term Loan Agreement, as applicable, as of such date of determination.

“Total Leverage Ratio” shall mean, as of the date of any determination, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the most recently ended Test Period.

“Transactions” shall have the meaning set forth in Section 5.5 of the PNC Credit Agreement.

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount, or (ii) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit less Reserves established hereunder, minus (b) the sum of (i) the outstanding amount of Advances plus (ii) all amounts due and owing to any Borrower’s trade creditors which are outstanding sixty (60) days past their due date in excess of $1,000,000 in the aggregate to the extent such amounts are subject to a bona fide dispute being pursued by Borrowers, plus (iii) fees and expenses for which Borrowers are liable but which have not been paid or charged to Borrowers’ Account (as defined in the PNC Credit Agreement).

“Unfunded Capital Expenditures” shall mean Capital Expenditures of Borrowers on a Consolidated Basis made through Revolving Advances or Swing Loans under the PNC Credit Agreement or out of a Borrower’s own funds minus to the extent used to fund such Capital Expenditures, the amount of (a) equity contributed subsequent to the Closing Date, (b) purchase money or other financing or lease transactions permitted under the PNC Credit Agreement, (c) funds provided by a Primary Supplier, any fuel vendor (including fuel vendors of the MLP) or any third party (including a Governmental Body or landlord) for the purpose of making capital improvements, (d) funds provided under the Ares Term Loan Agreement and (e) net proceeds from the sale of real property and fixed assets including net proceeds used in conjunction with 1031 exchanges.

2.	COVENANTS

2.01 Financial Covenants. Until payment in full of the Obligations and termination of this Agreement:

2.01.1 Maximum Total Leverage Ratio. The Borrowers will not permit the Total Leverage Ratio, as of the last day of each Test Period set forth below, to be greater than the ratio set forth below opposite such measurement date:

Fiscal Quarter Ending	Maximum Total Leverage Ratio
June 20, 2021	7.00:1.00
September 30, 2021	7.00:1.00
December 31, 2021	7.00:1.00
March 31, 2022	6.75:1.00
June 30, 2022	6.75:1.00
September 30, 2022	6.75:1.00
December 31, 2022	6.75:1.00
March 31, 2023 and each Fiscal Quarter thereafter	6.50:1.00

2.01.2 Debt Service Coverage Ratio. The M&T Borrowers shall maintain and cause to be maintained as of the end of each fiscal quarter commencing with the fiscal quarter ending June 30, 2021, and each fiscal quarter end thereafter, a ratio of (i) Consolidated EBITDA (calculated with respect to the M&T Priority Collateral constituting Real Property only) as of any date of measurement, to (ii) principal and interest payments on the M&T Real Estate Debt, of not less than 1.35 to 1.0, all measured on a trailing twelve (12) month basis.

2.02 Affirmative Covenants. Each M&T Borrower shall, until the satisfaction in full of the M&T Credit Facilities and the termination of this Agreement:

2.02.1 Conduct of Business and Maintenance of Existence and Assets. (a) Other than the closing or dealerization of any stores of Borrowers in the Ordinary Course of Business that could not reasonably be expected to cause a Material Adverse Effect, conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of the PNC Credit Agreement), including all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof.

2.02.2 Payment of Indebtedness and Leasehold Obligations. Pay, discharge or otherwise satisfy (a) at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Lenders and (b) when due its rental obligations under all material leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect.

2.02.3 Federal Securities Laws. Promptly notify M&T in writing if any Borrower or any of its Subsidiaries (a) is required to file periodic reports under the Exchange Act, (b) registers any securities under the Exchange Act or (c) files a registration statement under the Securities Act.

2.02.4 Subsidiaries. Provide notice to M&T upon the occurrence of any of the following events:

(i)	If any M&T Borrower forms any Subsidiary.

(ii)	If any M&T Borrower enters into any partnership, joint venture or similar arrangement.

2.02.5 Protection of M&T Priority Collateral. Keep and maintain the M&T Priority Collateral and all component parts thereof in a state of good condition and repair and protect and preserve the value thereof. M&T Borrowers shall at all times protect M&T’s lien and security interest in the M&T Priority Collateral and all component parts thereof. Without M&T’s prior written consent, such consent not be unreasonably withheld or delayed in the exercise of M&T’s commercially reasonable discretion, M&T Borrowers shall not (i) sell, transfer, cease to own, or convey all or any portion of any interest in the M&T Priority Collateral or any component part thereof (except for (A) replacements or substitutions in the ordinary course of business with property that will be subject to a first-priority Lien in favor of M&T or (B) any M&T Priority Collateral that becomes obsolete or worn-out and for which no replacement or substitution is required to operate the business of M&T Borrowers), or (ii) acquire any personalty for incorporation into or affixation to the M&T Priority Collateral or any component part thereof by way of conditional bill of sale, chattel mortgage, security agreement, equipment lease, or other security instrument which would constitute a security interest, lien or leasehold interest on such personalty. In amplification of the foregoing, M&T Borrowers shall not replace any of the M&T Priority Collateral (or any component part thereof) with any replacement or substitute property, or obtain any personalty as described in the foregoing subsection (ii), that would not be subject to a first-priority Lien in favor of M&T unless specifically consented to in writing by M&T. M&T hereby expressly reserves the right to condition any such consent upon the execution and delivery of such reasonable documentation as M&T may reasonably require, including, without limitation, a collateral assignment in favor of M&T of any such conditional bill of sale, chattel mortgage, security agreement, equipment lease, or other security instrument, in form and substance satisfactory to M&T in all respects. For the avoidance of doubt, the defined term “M&T Priority Collateral” (1) shall specifically include the following at any Real Property securing the M&T Real Estate Debt or the M&T Equipment Debt, but (2) shall specifically exclude the following at any other locations of Borrowers unless specifically listed in a schedule to the applicable M&T Loan Document as collateral financed pursuant to the Equipment Loan: any and all fuel pumps, fuel dispensers, underground storage tanks, above-ground storage tanks, canopies, signage, air dispensers, vehicle vacuums, lighting, heating, ventilating, air conditioning, incinerating, sprinkling, laundry, lifting and plumbing fixtures and equipment, water and power systems, loading and unloading equipment, burglar alarms and security systems, fire prevention and fire extinguishing systems and equipment, engines, boilers, ranges, refrigerators, stoves, furnaces, oil burners or units, communication systems and equipment, dynamos, transformers, motors, tanks, electrical equipment, elevators, escalators, cabinets, partitions, ducts, compressors, switchboards, storm and screen windows and doors, awnings and shades, and shrubbery. Additionally, for avoidance of doubt, M&T agrees and acknowledges that it is customary in the business of the M&T Borrowers for the M&T Borrowers to obtain various capital improvements through the use of equipment financing as permitted by the PNC Credit Agreement and Ares Term Loan Agreement.

2.03 Negative Covenants. No M&T Borrower shall (or shall permit any of its Subsidiaries to), until the satisfaction in full of the M&T Credit Facilities and the termination of this Agreement:

2.03.1 Merger, Consolidation, Acquisition and Dispositions.

(a) Liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets or Equity Interests of any Person (or any division thereof) other than in connection with a Permitted Acquisition, provided, that (i) any Borrower (other than GPM) or a Subsidiary of any Borrower may liquidate or dissolve voluntarily into, and may merge with and into, any Borrower, so long as, to the extent GPM is a party to such merger, GPM is the surviving entity, (ii) any Subsidiary of a Borrower may liquidate or dissolve voluntarily into, and may merge with and into, GPM, so long as, after giving effect to such liquidation, dissolution or merger, GPM is in compliance with the last sentence of Section 7.9 of the PNC Credit Agreement, (iii) any Borrower (other than GPM) may liquidate or dissolve voluntarily into, and may merge with and into any Borrower, (iv) any Subsidiary of a Borrower that is not itself a Borrower may liquidate or dissolve voluntarily into, and may merge with and into any Subsidiary of a Borrower that is not itself a Borrower, (v) the assets or Equity Interests of any Borrower (other than GPM) or Subsidiary of any Borrower may be purchased or otherwise acquired by any Borrower, (vi) [reserved], (vii) the assets or Equity Interests of any Subsidiary that is not itself a Borrower may be purchased or otherwise acquired by any Borrower or Subsidiary of a Borrower and (viii) subject to Section 7.12 of the PNC Credit Agreement, any Borrower and its Subsidiaries may create wholly-owned Subsidiaries to the extent the investment therein or thereto is permitted under Section 7.4 of the PNC Credit Agreement (including any Permitted Acquisitions) and any Borrower and its Subsidiaries may consummate any Investments permitted by Section 7.4 of the PNC Credit Agreement; provided, however, that, in the event that (A) PNC consents to any such merger, consolidation, reorganization or acquisition pursuant to the PNC Credit Agreement, (B) M&T does not consent to such merger, consolidation, reorganization or acquisition pursuant to this Agreement, (C) no default or event of default, however denominated, has occurred under this Agreement, the other M&T Loan Documents or otherwise under the M&T Credit Facilities, and (D) GPM has provided evidence satisfactory to M&T in all respects that, upon the consummation of such merger, consolidation, reorganization or acquisition, GPM and Borrowers shall be in proforma compliance with the financial covenants set forth in Section 2.01 hereinabove, then such Borrower may proceed with such merger, consolidation, reorganization or acquisition so long as, prior to the consummation thereof, GPM shall have reduced the principal amount outstanding under the M&T Credit Facilities to an amount not greater than sixty-five percent (65%) of the value of the M&T Priority Collateral (as determined by M&T in its reasonable discretion) (the “Reduced LTV Requirement”), which reduction may be applied by M&T to the M&T Credit Facilities in such order and manner as M&T may elect; provided, further, that M&T’s prior written consent shall not be required for any such merger, consolidation, reorganization or acquisition in the event that (I) the M&T Credit Facilities are in compliance with the Reduced LTV Requirement, whether due to a principal reduction pursuant to this Section 2.03.1(a)(i) or otherwise, (II) PNC consents to any such merger, consolidation, reorganization or acquisition pursuant to the PNC Credit Agreement, (III) no default or event of default, however denominated, has occurred under this Agreement, the other M&T Loan Documents or otherwise under the M&T Credit Facilities, and (IV) Borrowers have provided evidence satisfactory to M&T in all respects that, upon the consummation of such merger, consolidation, reorganization or acquisition, GPM and Borrowers shall be in proforma compliance with the financial covenants set forth in Section 2.01 hereinabove. Notwithstanding any contrary provision contained in any of the M&T Loan Documents, any prepayment of the M&T Credit Facilities made solely for purposes of achieving the Reduced LTV Requirement pursuant to this Section 2.03.1(a)(i) may be made without premium or penalty. Any consent required by M&T pursuant to this Section 2.03.1(a)(i) shall be provided within a commercially reasonable timeframe upon Borrowers’ delivery to M&T of sufficient information regarding the details of such merger, consolidation, reorganization or acquisition and evidence of GPM’s and Borrowers’ proforma compliance with the financial covenants set forth in Section 2.01 hereinabove. In addition, no Borrower shall, and no Borrower shall cause or permit any of its Subsidiaries to file a certificate of division, adopt a plan of division or otherwise take any action to effectuate a division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any analogous action taken pursuant to Applicable Law with respect to any corporation, limited liability company, partnership or other entity) (subject to the exceptions set forth in the PNC Credit Agreement).

(b) Make a Disposition, or enter into any agreement to make a Disposition not permitted under Section 7.1(b) of the PNC Credit Agreement (subject to the exceptions set forth in the PNC Credit Agreement).

2.03.2 Creation of Liens. Directly or indirectly, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of any such Person (including its Equity Interests) (subject to the exceptions set forth in the PNC Credit Agreement).

2.03.3 Investments. Purchase, make, incur, assume or permit to exist any Investment in any other Person (subject to the exceptions set forth in the PNC Credit Agreement).

2.03.4 Restricted Payments, etc. Make any Restricted Payment, or make any deposit for any Restricted Payment (subject to the exceptions set forth in the PNC Credit Agreement).

2.03.5 Indebtedness. Directly or indirectly, create, incur, issue, assume, guarantee, suffer to exist or otherwise become directly or indirectly liable, contingently or otherwise with respect to any Indebtedness (subject to the exceptions set forth in the PNC Credit Agreement).

2.03.6 Transactions with Affiliates. Enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any Affiliate (subject to the exceptions set forth in the PNC Credit Agreement).

2.03.7 Fiscal Year and Accounting Changes. Change its fiscal year from December 31 or make any change (a) in accounting treatment and reporting practices except as required by GAAP or (b) in tax reporting treatment except as required by law.

2.03.8 Ares Term Loan. Directly or indirectly, voluntarily prepay or voluntarily make any repurchase, redemption or retirement of any Ares Term Loan Obligations, provided that the Borrowers may (a) to the extent not prohibited by the Intercreditor Agreement, make mandatory payments and prepayments in respect of the Ares Term Loan Obligations, and (b) make voluntary prepayments in respect of the Ares Term Loan Obligations so long as such payments are not made with the proceeds of a Revolving Advance. For avoidance of doubt, taking an action permitted under the Ares Term Loan Agreement which results in a required payment or prepayment shall not make such payment a voluntary prepayment.

2.03.9 Broyles Hospitality Restrictions. Permit Broyles Hospitality to engage in any business or activity other than engaging in business or activity of the type carried on as of and disclosed to Agent prior to the Closing Date.

2.03.10 Restrictive Agreements, etc. Enter into any agreement (other than an Other Document) prohibiting any of the following (subject to the exceptions set forth in the PNC Credit Agreement):

(a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired in favor of Agent;

(b) the ability of such Person to amend or otherwise modify any Other Document; or

(c) the ability of such Person to make any payments, directly or indirectly, to the Borrowers, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.

2.03.11 Change of Ownership. Permit a Change of Ownership to occur with respect to any M&T Borrower, unless such Change of Ownership has been approved by M&T and also by PNC pursuant to the PNC Credit Agreement or any modification or amendment thereto. Immediately upon the occurrence of any Change of Ownership approved by M&T and also by PNC pursuant to the PNC Credit Agreement or any modification or amendment thereto, such M&T Borrower will provide to M&T a certificate executed by a senior officer authorized to transact business on behalf of such M&T Borrower, specifying such Change of Ownership.

2.03.12 ARKO Real Estate Facility. At any time, directly or indirectly, or permit any Subsidiary to, voluntarily prepay or voluntarily make any repurchase, redemption or retirement of any obligations under the ARKO Real Estate Facility (subject to the exceptions set forth in the PNC Credit Agreement).

2.04 Information as to Borrowers. Each Borrower shall, until the satisfaction in full of the M&T Credit Facilities and the termination of this Agreement, provide M&T with copies of all notices furnished to Agent under Section 9.1, Section 9.3, Section 9.4, Section 9.5, Section 9.10, Section 9.14, Section 9.15 and Section 9.17 of the PNC Credit Agreement; provided, however, that with respect to any notices to be furnished to Agent under Section 9.1, Section 9.3 and Section 9.17 of the PNC Credit Agreement, Borrower shall only be obligated to provide M&T with copies of such notices furnished to Agent with respect to the M&T Priority Collateral. Each Borrower shall until the satisfaction in full of the M&T Credit Facilities and the termination of this Agreement, provide M&T with copies of all information supplied to Agent pursuant to Section 9.7, Section 9.8 and Section 9.9 of the PNC Credit Agreement.

3.	GENERAL CONDITIONS

3.01 Event of Default. Failure to maintain compliance with the covenants set forth in Section 2 of this Agreement shall constitute an immediate default or event of default however denominated, under each of the M&T Credit Facilities and/or the M&T Loan Documents; provided that (a) if PNC waives compliance with any of the covenants set forth in Section 6.2, Section 6.5, Section 6.7, Section 6.9, Section 7.1, Section 7.2, Section 7.4, Section 7.7, Section 7.8, Section 7.10 and Section 7.12 of the PNC Credit Agreement pursuant to a limited waiver which does not amend the PNC Credit Agreement, GPM shall inform M&T of such waiver within ten (10) days following such waiver along with a copy of such waiver (if applicable) and failure to maintain compliance with the covenants set forth in Section 2 of this Agreement shall only constitute a default or event of default under the M&T Credit Facilities if M&T does not agree to a similar waiver, which agreement shall not be unreasonably withheld, (b) if PNC has amended or modified the PNC Credit Agreement and GPM is in compliance with Section 6.2, Section 6.5, Section 6.7, Section 6.9, Section 7.1, Section 7.2, Section 7.4, Section 7.7, Section 7.8, Section 7.10 and Section 7.12 of the PNC Credit Agreement, as amended, GPM shall not be deemed in default under the M&T Credit Facilities so long as GPM complies with its obligations under this Agreement, with such compliance to be tested as if this Agreement had been amended in the same manner as the PNC Credit Agreement was amended, (c) if Ares waives compliance with any of the covenants set forth in Section 10.12 of the Ares Term Loan Agreement pursuant to a limited waiver which does not amend the Ares Term Loan Agreement, GPM shall inform M&T of such waiver within ten (10) days following such waiver along with a copy of such waiver (if applicable) and failure to maintain compliance with the covenants set forth in Section 2 of this Agreement shall only constitute a default or event of default under the M&T Credit Facilities if M&T does not agree to a similar waiver, which agreement shall not be unreasonably withheld, and (d) if Ares has amended or modified the Ares Term Loan Agreement and GPM is in compliance with Section 10.12 of the Ares Term Loan Agreement, as amended, GPM shall not be deemed in default under the M&T Credit Facilities so long as GPM complies with its obligations under this Agreement, with such compliance to be tested as if this Agreement had been amended in the same manner as the Ares Term Loan Agreement was amended. Notwithstanding the foregoing, M&T shall not be obligated to waive any covenant, term or condition contained herein. In the event that an Event of Default occurs under the PNC Credit Agreement or the Ares Term Loan Agreement, GPM shall provide notice thereof to M&T within five (5) days after the occurrence of such Event of Default, and GPM shall provide copies to M&T of any further notices received from PNC or Ares in connection with such Event of Default within five (5) days after the receipt thereof.

3.02 Amendments to PNC Credit Agreement or Ares Term Loan Agreement. Within ten (10) days following the execution of any amendment or modification to the PNC Credit Agreement or the Ares Term Loan Agreement, GPM shall deliver a copy of such amendment or modification to M&T. M&T reserves the right to adjust or otherwise amend any of the covenants described herein based upon its review of any such amendment or modification to the PNC Credit Agreement or the Ares Term Loan Agreement to conform to the covenants in the PNC Credit Agreement and the Ares Term Loan Agreement. In amplification of the foregoing, within fifteen (15) days following M&T’s request, GPM and M&T shall execute any documents or instruments as required by M&T in its sole but reasonable discretion in connection with any such amendment or modification to the PNC Credit Agreement or the Ares Term Loan Agreement, including, without limitation, amendments or modifications to this Agreement.

3.03 No Waiver. Waivers of any covenants, terms or conditions contained herein must be in writing and shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. The approval by M&T of any act by GPM shall not constitute a waiver of M&T’s right to approve any subsequent or similar act.

3.04 Notices. Any demand or notice hereunder or under any applicable law pertaining hereto shall be in writing and duly given if delivered to GPM (at its address below) or to M&T (at the address below and separately to the M&T officer responsible for GPM’s relationship with the M&T). Such notice or demand shall be deemed sufficiently given for all purposes when delivered (i) by personal delivery and shall be deemed effective when delivered, or (ii) by mail or courier and shall be deemed effective three (3) business days after deposit in an official depository maintained by the United States Post Office for the collection of mail or one (1) business day after delivery to a nationally recognized overnight courier service (e.g., FedEx). Notice by e-mail is not valid notice under this or any other agreement between GPM and M&T.

If to the GPM:

GPM Investments, LLC

Attn: CFO

8565 Magellan Parkway, Suite 400

Richmond, Virginia 23227

With a copy to:

Maury Bricks

General Counsel

GPM Investments, LLC

8565 Magellan Parkway, Suite 400

Richmond, Virginia 23227

If to M&T:

M&T Bank

One M&T Plaza

Buffalo, New York 14203

Attention: Office of the General Counsel

With a copy to:

Drake A. Staniar

M&T Bank

Greater Washington Middle Market

1 Research Court, Suite 400

Rockville, Maryland 20850

And a copy to:

Jamie Watkins Bruno, Esq.

Williams Mullen PC

200 South 10th Street

Suite 1600

Richmond, Virginia 23219

3.05 Successors and Assigns. This Agreement shall be binding upon GPM and upon its heirs and legal representatives, its successors and assignees, and shall inure to the benefit of, and be enforceable by, M&T, its successors and assignees and each direct or indirect assignee or other transferee of any of the M&T Credit Facilities; provided, however, that this Agreement may not be assigned by GPM without the prior written consent of M&T.

3.06 Governing Law; Jurisdiction. This Agreement has been delivered to and accepted by M&T and will be deemed to be made in the Commonwealth of Virginia. Unless provided otherwise under federal law, this Agreement will be interpreted in accordance with laws of the Commonwealth of Virginia, excluding its conflict of laws rules. GPM HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE COMMONWEALTH OF VIRGINIA IN A COUNTY OR JUDICIAL DISTRICT WHERE M&T MAINTAINS A BRANCH, AND CONSENTS THAT M&T MAY EFFECT ANY SERVICE OF PROCESS IN THE MANNER AND AT GPM’S ADDRESS AS SET FORTH IN THE ABOVE SECTION ENTITLED “NOTICES”; PROVIDED THAT NOTHING CONTAINED IN THIS AGREEMENT WILL PREVENT M&T FROM BRINGING ANY ACTION, ENFORCING ANY AWARD OR JUDGMENT OR EXERCISING ANY RIGHTS AGAINST GPM INDIVIDUALLY, AGAINST ANY SECURITY OR AGAINST ANY PROPERTY OF GPM WITHIN ANY OTHER COUNTY, STATE OR OTHER FOREIGN OR DOMESTIC JURISDICTION. GPM acknowledges and agrees that the venue provided above is the most convenient form for both M&T and GPM, and GPM waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

3.07 Savings Clause. Invalidation of any one or more of the provisions of this Agreement shall in no way affect any of the other provisions hereof, and such other provisions shall remain in full force and effect.

3.08 Captions. The captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement nor the intent of any provision hereof.

3.09 Counterparts. This Agreement may be executed in any number of counterparts and by different parties to this Agreement on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.

3.10 Expenses. GPM shall within seven (7) business days of written notice, pay to M&T all reasonable costs and expenses (including all fees and disbursements of counsel retained for advice, suit, appeal or other proceedings or purpose and of any experts or agents it may retain), which M&T may incur in connection with (i) the administration of this Agreement; (ii) the exercise, performance, enforcement or protection of any of the rights of M&T hereunder; or (iii) the failure of GPM or any Subsidiary to perform or observe any provisions hereof. After such demand for payment of any cost, expense or fee under this Section or elsewhere under this Agreement, GPM shall pay interest at the highest default rate specified in any instrument evidencing any of the M&T Credit Facilities from the date payment is demanded by M&T to the date reimbursed by GPM. All such costs, expenses or fees under this Agreement shall be added to the M&T Credit Facilities.

3.11 Termination. This Agreement shall remain in full force and effect until all obligations outstanding, or contracted or committed for (whether or not outstanding) of GPM to M&T, shall be finally and irrevocably paid in full.

3.12 Amendment and Restatement. This Agreement amends and restates in its entirety and in all respects that certain Amended and Restated Master Covenant Agreement dated as of May 7, 2020, as modified by that certain Amendment to Amended and Restated Master Covenant Agreement dated as of July 30, 2020, as further modified by that certain Second Amendment to Amended and Restated Master Covenant Agreement dated as of December 31, 2020 (collectively, as further amended, modified, restated or supplemented from time to time, “Original Agreement”). No novation is intended hereby.

[SIGNATURE PAGES FOLLOW]

SECOND AMENDED AND RESTATED

MASTER COVENANT AGREEMENT

[SIGNATURE PAGE]

WITNESS the following signatures and seals as of the date first set forth above:

GPM:

GPM INVESTMENTS, LLC, a Delaware limited liability company

By:	/s/ Donald P. Bassell	(SEAL)	/s/ Rhiannon James	(SEAL)
Name:	Donald P. Bassell		Signature of Witness
Title:	Chief Financial Officer

Rhiannon James
Typed Name of Witness

By:	/s/ Maury Bricks	(SEAL)	/s/ Jason Rigsby	(SEAL)
Name:	Maury Bricks		Signature of Witness
Title:	General Counsel

Jason Rigsby
Typed Name of Witness

M&T:

M&T BANK, a New York banking corporation

By:	/s/ Drake Staniar	(SEAL)
Name:	Drake Staniar
Title:	Vice President